UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________________________________________

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TriNet Group, Inc.
(Name of Registrant as Specified In Its Charter)

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TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2020

Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation, which will be held virtually on Thursday, June 4, 2020, at 9:00 a.m., Pacific Time (the “2020 Annual Meeting”).
We are holding the 2020 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect four Class III directors to hold office until the 2023 Annual Meeting of Stockholders;

2. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this accompanying proxy statement;

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4. To conduct any other business properly brought before the meeting or any adjournment or postponements thereof.

This year's annual meeting will be a completely virtual meeting of stockholders. You can attend the 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2020, where you will be able to listen to the meeting live, submit questions and vote online during the meeting, just as you could at an in-person meeting. We believe that a virtual meeting will enable expanded access and increased stockholder attendance and participation in light of the public health and travel concerns related to the ongoing COVID-19 pandemic and the resultant recommendations issued by federal, state and local governments.
The record date for the 2020 Annual Meeting is April 6, 2020. Only stockholders of record at the close of business on that date may vote at our 2020 Annual Meeting or any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 23, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: https://materials.proxyvote.com/896288. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of TriNet.
By Order of the Board of Directors,

Samantha Wellington
Secretary

Dublin, California
April 23, 2020

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.
PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of TriNet Group, Inc. (the “Board”) is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), including at any adjournments or postponements of the 2020 Annual Meeting. In this Proxy Statement for the 2020 Annual Meeting (the “Proxy Statement”), “we”, “us”, “our”, the "Company" and “TriNet” refer to TriNet Group, Inc.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Under the "notice and access" rules of the Securities and Exchange Commission (the “SEC”), we are able to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at our 2020 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will be able to access our proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the Internet or to request a printed copy.
We mailed the Notice on or about April 23, 2020 to all stockholders of record entitled to vote at our 2020 Annual Meeting. We may send you a proxy card, along with a second Notice, on or after May 5, 2020.
Where and at what time is the 2020 Annual Meeting?
Our 2020 Annual Meeting will be held on Thursday, June 4, 2020, at 9:00 a.m., Pacific Time. The 2020 Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2020 where you will be able to listen to the meeting live, submit questions and vote online. You will not be able to physically attend the 2020 Annual Meeting. We believe that a virtual meeting will enable expanded access and increased stockholder attendance and participation in light of the public health and travel concerns related to the ongoing COVID-19 pandemic and the resultant recommendations issued by federal, state and local governments.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on our record date, April 6, 2020.

What matters am I voting on and how many votes are needed to approve each proposal?
You will be able to vote on the three matters listed below at our 2020 Annual Meeting. The table below summarizes the Board’s voting recommendation, the minimum vote needed to approve each proposal, and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Board's Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
1	The election of Michael Angelakis, Burton M. Goldfield, David C. Hodgson and Jacqueline Kosecoff as Class III directors	Nominees receiving the most “For” votes	FOR each Nominee	None	None

2	Approval, on an advisory basis, of the compensation of our named executive officers	“For” votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter	FOR	Against	None

3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	“For” votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter	FOR	Against	None

In addition, you may vote on any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Why are you holding a virtual annual meeting?
This is the first year that we have implemented a virtual format for our Annual Meeting. We believe that a virtual meeting will enable expanded access and increased stockholder attendance and participation in light of the public health and travel concerns related to the ongoing COVID-19 pandemic and the resultant recommendations issued by federal, state and local governments.
Who can vote at the 2020 Annual Meeting?
Only stockholders of record at the close of business on April 6, 2020 will be entitled to vote at our 2020 Annual Meeting. Beneficial owners can vote their shares live at our 2020 Annual Meeting so long as they obtain a valid proxy from their broker, bank or other agent. On the record date of April 6, 2020, there were 68,031,693 shares of common stock outstanding and entitled to vote.
Who is a stockholder of record and how do they vote?
If, on April 6, 2020, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. If you are a stockholder of record, you may vote live at our 2020 Annual Meeting, or by proxy over the telephone, through the Internet, or by using a proxy card that you may request or that we may elect to deliver to you at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend our 2020 Annual Meeting and vote live even if you have already voted by proxy.

If, on April 6, 2020, your shares were not held in your name, but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of those shares and different procedures apply for you. Read the question titled "Who is a beneficial owner and how do they vote?" below.
Even if you plan to attend our 2020 Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a stockholder of record:

Mark, sign and date your proxy card and send by free post	In the U.S. or Canada dial toll free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Vote live at the 2020 Annual Meeting	Scan your unique QR code on your proxy card 24/7 to vote with your mobile device

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To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before our 2020 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 3, 2020, to be counted.

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To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 3, 2020, to be counted. Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

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To vote live, attend our 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2020, where you may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). Even if you plan to attend the 2020 Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the 2020 Annual Meeting.

Who is a beneficial owner and how do they vote?
If, on April 6, 2020, your shares were not held in your name, but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that broker, bank or agent rather than TriNet. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the 2020 Annual Meeting. Simply follow the voting instructions in the Notice your broker, bank or other agent sends to you to ensure that your vote is counted.
If your shares were instead registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record with respect to those shares and different procedures apply for you. Read the question titled "Who is a stockholder of record and how do they vote?" above.
Even if you plan to attend our Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a beneficial owner:

Vote live at our 2020 Annual Meeting by obtaining a legal proxy from your broker, bank or other agent	Follow the voting instructions in the Notice you received from your broker, bank or other agent

•	To vote live at the 2020 Annual Meeting, you must obtain a legal proxy from your broker, bank or other agent.

•	To vote by any other means, you must follow the instructions in the Notice you receive from your broker, bank or other agent. These instructions can vary from agent to agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote attend the 2020 Annual Meeting live or are represented by proxy. On the record date, April 6, 2020, there were 68,031,693 shares outstanding and entitled to vote. Thus, the holders of 34,015,847 shares must attend the 2020 Annual Meeting live or be presented by proxy at our 2020 Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy, if a valid proxy is submitted on your behalf by your broker, bank or other agent, or if you vote live at our 2020 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Chair of the meeting or the holders of a majority of shares attending the meeting live or represented by proxy may adjourn the 2020 Annual Meeting to another date.
What happens if I do not vote?
If you are a stockholder of record and do not vote either by completing your proxy card, by telephone, through the Internet or live by attending our 2020 Annual Meeting, your shares will not be voted or be counted as present at the 2020 Annual Meeting for the purposes of establishing a quorum.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or agent will still be able to vote your shares on certain matters. For the 2020 Annual Meeting, your broker, bank or agent may not vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory approval of executive compensation) but may vote your shares on Proposal 3 (ratification of the appointment of Deloitte & Touche LLP).
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the New York Stock Exchange ("NYSE") to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” For the 2020 Annual Meeting, Proposal 3 (ratification of the appointment of Deloitte & Touche LLP) is the sole routine matter. Your broker, bank or agent will not have discretion to vote on Proposal 1 (election of directors) or Proposal 2 (advisory approval of executive compensation), absent direction from you, as they are considered "non-routine" matters.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all four nominees for director, “For” the advisory approval of executive compensation, and “For” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using their best judgment.
What if another matter is properly brought before the meeting?
We know of no other matters that will be presented for consideration at our 2020 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies for our 2020 Annual Meeting. In addition to these proxy materials, members of our Board and our employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the Internet using the procedures outlined above;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at One Park Place, Suite 600, Dublin, California 94568; or

•	you may attend the 2020 Annual Meeting and vote live.
Your most current proxy card or telephone or Internet proxy at the time of the 2020 Annual Meeting will be the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
Yes. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or agent for changing or revoking your vote. You cannot change or revoke the vote made by your broker, bank or agent by attending our 2020 Annual Meeting, unless you have obtained a legal proxy from the broker, bank or agent that holds your shares giving you the right to vote the shares.
When are stockholder proposals due for the 2021 Annual Meeting of Stockholders?
To be considered for inclusion in our 2021 proxy materials, your proposal (including a director nomination) must be submitted in writing by December 24, 2020 to our Secretary at One Park Place, Suite 600, Dublin, California 94568, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 5, 2021, or after July 4, 2021, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2021 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in our 2021 proxy materials, the proposal must be received by our Secretary not earlier than the close of business on February 4, 2021, and not later than the close of business on March 6, 2021; provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 5, 2021, or after July 4, 2021, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How can I find out the results of the voting at the 2020 Annual Meeting?
Preliminary voting results will be announced at our 2020 Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. Securities and Exchange Commission within four business days after the 2020 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, each with a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until their successor is duly elected and qualified.
As of the date of filing of this Proxy Statement, our Board has eleven members. Michael J. Angelakis, Burton M. Goldfield, David C. Hodgson and Jacqueline Kosecoff are Class III directors whose term of office expires at the 2020 Annual Meeting. Each of the directors listed below has been recommended for reelection by our Nominating and Corporate Governance Committee and has been nominated for reelection by our Board. If elected at the 2020 Annual Meeting, each of these nominees would serve until our 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or a director’s service may cease sooner in the event of such director's death, resignation or removal.
Our nominees will be elected by a plurality of the votes of the holders of shares attending the 2020 Annual Meeting, or represented by proxy, and entitled to vote on the election of directors at our 2020 Annual Meeting. This means that the four nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election for any reason, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
It is our policy to invite and encourage directors and nominees for director to attend each of our annual meetings of stockholders. In 2019, all of the directors then in office attended our 2019 Annual Meeting of Stockholders.
The following is a brief biography of each nominee for election at our 2020 Annual Meeting and each director whose term will continue after our 2020 Annual Meeting.

Nominees for Election for a Three-year Term Expiring at Our 2023 Annual Meeting

Director since 2017 Independent
Michael J. Angelakis
Compensation Committee (Member)
Nominating and Corporate Governance Committee (Member)
Michael J. Angelakis, age 56, has been a member of our Board since February 2017. Mr. Angelakis has served as the Chair and Chief Executive Officer of Atairos Management, L.P., an independent, private investment firm, since August 2015. Mr. Angelakis also has served as a Senior Advisor to the Executive Management Committee of Comcast Corporation, a leading media and telecommunications company, since July 2015. Prior to founding Atairos, he served as Comcast Corporation’s Vice Chair from March 2007 to October 2015 and Chief Financial Officer from March 2007 to July 2015. Mr. Angelakis also serves on the board of directors of Groupon, Inc. since April 2016. He previously served on the board of directors of Hewlett Packard Enterprises from October 2015 to March 2020 and Duke Energy Corporation from October 2015 to August 2017, as the Chair of the board for the Federal Reserve Bank of Philadelphia from October 2015 to August 2017, and as a trustee of Babson College. Mr. Angelakis was elected as a director of TriNet pursuant to the terms of the Stockholder Agreement, dated as of December 21, 2016, between TriNet and AGI-T, L.P., an affiliate of Atairos Group, Inc. Mr. Angelakis holds a B.S. from Babson College and is a graduate of the O/P Management Program at Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Angelakis is qualified to serve on our Board based on his extensive investment, financial and managerial experience and leadership gained through his senior management roles in the media and telecommunications industries, including as the chief financial officer of a public company, as well as experience as a director of other public companies.

Director since 2008 President & CEO
Burton M. Goldfield
Burton M. Goldfield, age 64, joined TriNet as Chief Executive Officer and a member of our Board in May 2008. Prior to joining TriNet, Mr. Goldfield was Chief Executive Officer at Ketera Technologies, a SaaS provider to Fortune 2000 companies. Before that, Mr. Goldfield served as Senior Vice President, Worldwide Field Operations at Hyperion Solutions Corporation, a software company, and Vice President of Worldwide Sales for IBM Corporation’s, multinational information technology company, Rational Software division. Mr. Goldfield also previously served on the board of directors of DHI Group, Inc. from December 2014 to May 2019. Mr. Goldfield holds a B.S. in biomedical engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on our Board based on his operational and strategic expertise from his previous executive positions with other large companies, as well as his past experience as a director of another public company.

Director since 2005 Independent
David C. Hodgson

Chair of the Board

Nominating and Corporate Governance Committee (Member)

David C. Hodgson, age 63, has been a member of our Board since June 2005 and has served as our Chair of our Board since May 2018. Mr. Hodgson is Vice Chairman and a Managing Director of General Atlantic, a global growth private equity firm. He joined General Atlantic in 1982, helped found their partnership, and has over 35 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson is former Chair and current member of the Board of Trustees of Johns Hopkins Medicine. He serves on the board of directors of Johns Hopkins HealthCare and Johns Hopkins Medicine International. He is Chair of the Manhattan Theatre Club, serves as a member of the Dartmouth College Board of Trustees, and is a member of the Advisory Council at Stanford Graduate School of Business. Mr. Hodgson is Chairman Emeritus of the board of Echoing Green and is Trustee Emeritus of Johns Hopkins University. Previously, Mr. Hodgson served on the board of directors of DHI Group, Inc. from August 2005 to May 2014. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on our Board based on his experience as a member of the boards of directors of a number of public and private companies and his experience assisting companies in their development as a Managing Director of General Atlantic.

Director since 2020 Independent
Jacqueline Kosecoff
Compensation Committee (Member)
Jacqueline Kosecoff, age 70, has been a member of our Board since January 2020. Since March 2012, Dr. Kosecoff has been a Managing Partner of Moriah Partners, where she works to identify, select, mentor and manage health services and IT companies, and a Senior Advisor of Warburg Pincus, a private equity investing firm. From 2005 to 2012, Dr. Kosecoff was a senior executive inside UnitedHealth Group-PacifiCare. Dr. Kosecoff joined UnitedHealth Group as part of its acquisition of PacifiCare Health Systems in 2005 and took responsibility for, among other areas, the Medicare Part D business and the consumer health product division serving seniors. From 2002 to 2005, at PacifiCare Health Systems, Dr. Kosecoff served as Executive Vice President with responsibility for various business segments. Dr. Kosecoff served as Chief Executive Officer of Prescription Solutions (now known as OptumRx) from 2006 to 2011. From 1998 to 2002, Dr. Kosecoff was founder, President and Chief Operating Officer of Protocare, a firm whose lines of business included the clinical development of drugs, devices, biopharmaceutical and nutritional products, and health services consulting. Dr. Kosecoff served as Professor of Medicine and Public Health at the University of California, Los Angeles from 1975 to 2006. Dr. Kosecoff has also served on the board of directors of Houlihan Lokey since June 2016, Sealed Air Corporation since May 2005 and STERIS Corporation since October 2003. Dr. Kosecoff holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University, and a doctorate from University of California, Los Angeles. The Nominating and Corporate Governance Committee believes that Dr. Kosecoff is qualified to serve on our Board based on her extensive healthcare industry experience, leadership gained through her senior management roles in a variety of healthcare companies, and her service on the boards of directors of other public companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until Our 2021 Annual Meeting of Stockholders

Director since 2013 Independent
Katherine August-deWilde
Compensation Committee (Chair)
Katherine August-deWilde, age 72, has been a member of our Board since October 2013. Ms. August-deWilde is currently Vice Chair and a director of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management, since January 2016 and served as the President of First Republic Bank from 2007 to 2015. Ms. August-deWilde has served in various roles at First Republic Bank since 1985, including as Chief Financial Officer and Executive Vice President and Chief Operating Officer. Ms. August-deWilde also has served on the board of directors of First Republic Bank since 1988, Eventbrite, Inc. since February 2016, and Sunrun, Inc. since January 2016. She is a member of the Catalyst Corporate Board Resource. Ms. August-deWilde holds a B.A. from Goucher College and an M.B.A. from Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Ms. August-deWilde is qualified to serve on our Board based on her experience as a corporate executive, her financial expertise, and her service on the boards of directors of other public companies.

Director since 2008 Independent
H. Raymond Bingham
Nominating and Corporate Governance Committee (Chair)
Compensation Committee (Member)
H. Raymond Bingham, age 74, has been a member of our Board since July 2008 and served as our Chair of our Board from January 2010 to May 2018. He is a partner of Canyon Bridge Capital Partners, a global private equity buyout firm, and has served as Executive Chairman of Imagination Technologies, since November 2016. From 2015 to 2016, he was an Advisory Director of Riverwood Capital Management, a private equity firm that invests in high-growth technology companies. From January 2010 to December 2015, Mr. Bingham was an Advisory Director of General Atlantic, a global growth equity firm, and served as a Managing Director from September 2006 to December 2009. Previously, Mr. Bingham served on the board of directors of Cypress Semiconductor from March 2015 to June 2017 and as Executive Chairman from August 2016 to June 2017. He also previously served on the board of directors of Flextronics International Ltd. from October 2005 to June 2017, Oracle Corporation from November 2002 to March 2017, DHI Group, Inc. from July 2009 to April 2015, Spansion, Inc. from May 2010 to March 2015, Fusion-io, Inc. from February 2011 to July 2014, and STMicroelectronics from April 2007 to April 2013. Mr. Bingham holds a B.S. in Economics from Weber State University and an M.B.A. from Harvard Business School. Additionally, he was awarded an Honorary Doctorate of Humanities from Weber State University. The Nominating and Corporate Governance Committee believes that Mr. Bingham is qualified to serve on our Board based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his significant service on the board of directors of other publicly traded companies, and his extensive knowledge and experience managing portfolio companies both within and outside our industry.

Director since 2020 Independent
Shawn Guertin
Audit Committee (Member)
Shawn Guertin, age 56, has been a member of our Board since January 2020. While at Aetna, Inc., Mr. Guertin served as Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer from January 2014 to May 2019 and as Senior Vice President, Chief Financial Officer and Chief Enterprise Risk Officer from February 2013 to January 2014, where he was responsible for overseeing a plethora of finance related duties, mergers and acquisitions and risk management. Prior to these roles, while at Aetna, Inc., he served as the Head of Business Segment Finance from April 2011 to February 2013. Prior to joining Aetna, Inc., from 2010 to 2011, he served as a consultant to Coventry Health Care. Prior to this role, while at Coventry HealthCare, from 2005 to 2009, he served as a Chief Financial Officer and Treasurer and, from 1998 to 2004, as Senior Vice President and Chief Actuary. Mr. Guertin holds a B.A. from Boston University. The Nominating and Corporate Governance Committee believes that Mr. Guertin is qualified to serve on our Board based on his significant management experience in the healthcare industry and his experience as a chief financial officer and chief enterprise risk officer of a public company.

Director since 2009 Independent
Kenneth Goldman
Audit Committee Member
Kenneth Goldman, age 70, has been a member of our Board since August 2009. Since September 2017, Mr. Goldman has served as President of Hillspire LLC, a provider of wealth management services. Prior to Hillspire LLC, Mr. Goldman most recently served as the Chief Financial Officer of Yahoo! Inc., an internet services company, from October 2012 to June 2017. Prior to joining Yahoo!, Mr. Goldman served as Chief Financial Officer of Fortinet, Inc., a provider of unified threat management solutions, from September 2007 to October 2012. Mr. Goldman was appointed in July 2018 to a three-year term to the Sustainability Accounting Standards Board (SASB) Foundation, an independent nonprofit that is responsible for the funding and overseeing of the SASB. He was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB’s) Standing Advisory Group (SAG), an organization that provides advice and insight on the need to formulate new accounting standards or change existing standards. Mr. Goldman has served on the board of directors of NXP Semiconductors N.V. since August 2010, GoPro, Inc. since December 2013, Zuora, Inc. since March 2017, and RingCentral, Inc. since June 2017. Previously, Mr. Goldman served on the board of directors of Gigamon, Inc., Infinera Corporation and Yahoo! Japan. Mr. Goldman is also a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Goldman is qualified to serve on our Board based on his significant experience as a chief financial officer of public companies.

Directors Continuing in Office Until Our 2022 Annual Meeting of Stockholders

Director since 1988 Independent
Martin Babinec
Martin Babinec, age 65, founded TriNet in 1988 and has served on our Board since that time, serving as Chair until December 2009. From 1988 until May 2008, he also served as our Chief Executive Officer. Mr. Babinec founded and serves as Managing Director of UpVentures Capital, an early-stage investor, co-founded and is a member of the management committee of Rock City Development LLC, founded and serves as Chair of non-profits Upstate Venture Connect and Entrepreneurs Across Borders, both of which are entrepreneur-led non-profits, and cofounded and serves as Chair of the StartFast Venture Accelerator, a mentorship-driven startup accelerator. Mr. Babinec holds a B.S. in Business Administration from Shippensburg University. The Nominating and Corporate Governance Committee believes that Mr. Babinec is qualified to serve on our Board based on his significant business experience, both inside and outside our industry, and because his role as our founder and former Chief Executive Officer brings unique insight to the Board.

Director since 2015 Independent
Paul Chamberlain
Audit Committee (Member)
Paul Chamberlain, age 56, has been a member of our Board since December 2015. Mr. Chamberlain currently operates his own strategic and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in January 2015, he worked at Morgan Stanley, a multinational investment bank and financial services company, for 26 years, most recently as Managing Director and Co-Head of Global Technology Banking. Mr. Chamberlain has served on the board of directors of Veeva Systems, Inc. since December 2015 and ServiceNow, Inc. since October 2016. He has also worked as a visiting professor and adjunct professor at Princeton University’s Keller Center for Entrepreneurial Studies and Santa Clara University’s Leavey School of Business, respectively. Mr. Chamberlain chairs the Strategic Advisory Committee of JobTrain, the Menlo Park, California-based vocational and life skills training group focused on neediest in the Silicon Valley community, and served on its board for ten years. He earned a B.A. in History, magna cum laude, from Princeton University in 1985 and an M.B.A. from Harvard Business School in 1989. The Nominating and Corporate Governance Committee believes that Mr. Chamberlain is qualified to serve on our Board based on his strategic and financial expertise and his past experience as a Managing Director of Morgan Stanley.

Director since 2009 Independent
Wayne B. Lowell
Audit Committee (Chair)
Wayne B. Lowell, age 65, has been a member of our Board since August 2009. From March 2012 until November 2017, Mr. Lowell served as Chair and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From 1998 to 2012, he served as President of Jonchra Associates, LLC, which provided strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. Earlier, he worked for PacifiCare Health Systems, which was a Fortune 500 healthcare company, where he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Lowell served on the board of directors of Addus Homecare Corporation, from January 2010 to June 2013. Mr. Lowell holds a B.S. in accounting from the University of Maryland and an M.B.A. from the University of California, Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on our Board based on his years of experience in the health care industry and his past experience as a chief financial officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board has undertaken a review of its composition and the composition of its committees and of the independence of each our of directors and determined that, other than Mr. Goldfield, by virtue of his position as our Chief Executive Officer ("CEO"), each of our directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of the director nominees, directors or any of our executive officers.
Board Leadership Structure
We separate our Chair of the Board (the “Board Chair”) and CEO to reinforce the independence of our Board in its oversight of our business and affairs. We believe that an independent Board Chair enhances the effectiveness of our Board by being best positioned to objectively evaluate and oversee management’s performance, ensure management accountability, and align management with the best interests of the Company and its stockholders. Our Board Chair, Mr. David C. Hodgson, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine the materials distributed to our Board. Mr. Hodgson also serves as the Board’s lead independent director. As lead independent director, Mr. Hodgson presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.
Role of the Board in Risk Oversight
One of our Board’s key functions is informed oversight of our risk management process. Our Board does not currently have a standing risk management committee, but rather administers this oversight function directly through the Board, as well as through the Board's standing committees. Under the oversight of our Board, our officers are responsible for day-to-day management of the material risks that TriNet faces. Our Board, in its oversight role, monitors and assesses our strategic risk exposure, reviews our business strategies, operating plans, cybersecurity measures, enterprise risk management program, and the design of our risk management processes, monitors our enterprise risk management program, and oversees the nature and level of risk appropriate for TriNet. Our Audit Committee considers and discusses our major financial risk exposures and management actions to monitor and control these exposures, monitors our compliance with legal and regulatory financial requirements, oversees the performance of our internal audit function, and monitors our cybersecurity measures. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, and oversees governance risks, such as director independence and conflicts of interest. Our Compensation Committee assesses and monitors risks, such as management incentives and potential for excessive risk taking, related to our compensation policies and programs. Our Board receives periodic updates from our management and their independent advisors throughout the year regarding the risks that TriNet faces. In addition, our committees meet periodically with our management and/or their independent advisors to review risks and risk management processes relevant to the committees’ respective areas of oversight. Both our Board and our Board committees receive periodic and incidental reports as matters may arise from our Chief Compliance Officer, who is our Chief Legal Officer (our "CLO"), and our Internal Audit Department, regarding potential violations of our Code of Business Conduct and Ethics, our ethics hotline activity and other complaints we may receive regarding potential ethics violations or our financial controls, accounting and other auditing matters. Our committee chairs are responsible for promptly reporting findings regarding material risk exposures to the Board.
Meetings of the Board of Directors
Our Board held five meetings during 2019. In 2019, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served. In addition, our non-management directors met three times in 2019 in scheduled executive sessions at which only non-management directors were present. The Board Chair presided over these executive sessions.

Information Regarding Committees of the Board of Directors
Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership for each of our Board committees as of April 23, 2020.

Audit	Nominating & Corporate Governance	Compensation
Michael J. Angelakis		Member	Member
Katherine August-deWilde			Chairperson
H. Raymond Bingham		Chairperson	Member
Paul Chamberlain (Financial Expert)	Member		
Kenneth Goldman (Financial Expert)	Member		
Shawn Guertin (Financial Expert)	Member		
David C. Hodgson		Member	
Jacqueline Kosecoff			Member
Wayne B. Lowell (Financial Expert)	Chairperson		

Chairperson · Member · Financial Expert

Audit Committee
The primary functions of our Audit Committee include:

•	to assist the Board in its oversight of:
•the Company’s corporate accounting and financial reporting processes;
•the Company’s systems of internal control over financial reporting;
•the Company’s audits of financial statements;
•the quality and integrity of the Company’s financial statements and internal controls;

•	the qualifications, performance and independence of the Company’s independent registered public accounting firm; and

•
the performance, responsibilities, budget and staffing of the Company’s internal audit function, including by making recommendations to the Board and management regarding the responsibilities and retention of senior officers responsible for the Company’s internal audit function;

•	to conduct an annual assessment of the performance of the Audit Committee, and periodically review and assess the adequacy of its charter;

•	to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	to prepare the Committee report that the SEC rules require to be included in the Company’s annual proxy statement.
Our Board has determined that each member of our Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Exchange Act, is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
Mr. Goldman serves on a total of four public company audit committees (including ours). The Board has determined his simultaneous service on those committees does not impair his ability to effectively serve on our Audit Committee.
Our Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Audit Committee meets regularly in executive session. Our Audit Committee’s authority, duties and responsibilities are described in its charter, which is reviewed annually and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. The Audit Committee held eight meetings during 2019.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2019 with our management. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent accountants’ communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the Company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Wayne B. Lowell
Paul Chamberlain
Kenneth Goldman

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The primary functions of our Compensation Committee include:

•
determine and approve goals and objectives for our executive compensation program, evaluate executive performance against those goals and objectives, and approve the individual compensation levels and other terms of employment in light of such performance, including, without limitation, reviewing, approving and administering any employment agreements, severance agreements or plans, change in control agreements, plans or provisions and any other compensatory arrangements with our executive officers;

•	review and approve the compensation of Board members, including consulting, retainer, Board meeting, committee meeting and committee chair fees and equity grants or awards;

•
oversee administration of our equity incentive plans, establish guidelines, interpret plan documents, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans;

•	review and recommend to our Board the adoption, amendment and termination of our equity incentive plans;

•
assess the independence of each compensation consultant, legal counsel and other advisor to our Compensation Committee, in accordance with, and to the extent required by, applicable law and the NYSE listing standards;

•
review and discuss with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements and proxy statements, in accordance with, and to the extent required by, applicable law and the NYSE listing standards, and recommending to our Board that such Compensation Discussion and Analysis be approved for inclusion therein;

•
prepare and review our Compensation Committee’s reports on executive compensation to be included in our annual proxy statements, in accordance with and to the extent required by applicable law and the NYSE listing standards;

•	investigate any matter brought to the attention of our Compensation Committee within the scope of its duties if, in the judgment of our Compensation Committee, such investigation is appropriate;

•	review and assess the adequacy of our Compensation Committee’s charter periodically and recommending any proposed changes to our Board for approval; and

•	conduct an evaluation of the performance of our Compensation Committee periodically.
Our Board has determined that each member of our Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code.
The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. The Compensation Committee held five meetings during 2019.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chair of our Compensation Committee, often in consultation with our CEO, CLO, Senior Vice President of Human Resources and our Compensation Committee's compensation consultant. Our Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors and consultants, attend Compensation Committee meetings to make presentations and provide financial and other background information and advice relevant to Compensation Committee deliberations. Our CEO may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives.

In certain situations, our Compensation Committee may delegate its authority to a subcommittee or our CEO in connection with the grant of certain equity awards. In 2017, our Compensation Committee formed the Equity Award Committee, comprised of two of its three members at that time, Ms. August-deWilde and Mr. Bingham. The primary purpose of the Equity Award Committee is to administer the Company's equity incentive plan and to grant equity awards thereunder, primarily to our Section 16 officers, without limiting the authority of our Compensation Committee. In 2015, our Compensation Committee delegated to our Company's CEO the authority, subject to certain limitations such as the maximum value for each award, to grant restricted stock unit ("RSU") awards to certain employees of the Company pursuant to the terms of such policy and the Company's equity incentive plan.
Under its charter, our Compensation Committee has full access to all of our books, records, facilities and personnel. In addition, under the charter, our Compensation Committee has authority to engage and retain legal counsel, compensation consultants and other experts and consultants, as it deems appropriate to carry out its responsibilities. Our Compensation Committee has direct responsibility for the oversight of the work performed by, and for approving the reasonable fees and retention terms of, these advisors.
Under its charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and as set forth in the NYSE listing standards, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2019, after taking these factors into consideration, our Compensation Committee determined that Compensia, Inc., its compensation consultant ("Compensia"), met the independence test outlined herein, confirmed that Compensia's work did not raise any conflicts of interest and engaged Compensia to assist it in connection with its review, analysis and determinations with respect to the compensation of our senior personnel, including our Named Executive Officers. For a list of our Named Executive Officers, see the section titled “Compensation Discussion and Analysis-Named Executive Officers” below. For a summary of the nature and scope of the services provided to our Compensation Committee by Compensia, see the section titled "Compensation Discussion and Analysis-Oversight and Design of our Compensation Program-Role of Compensation Consultant" below.
In August 2018, for the 2019 fiscal year, Compensia also reviewed the compensation peer group our Compensation Committee uses to aid in the development of reasonable and competitive compensation practices, recommended changes or updates to our peer group and performed a competitive market analysis of performance and compensation levels for that peer group. Management also evaluated the analysis and provided input for our Compensation Committee’s consideration. Following an active dialogue with Compensia and management, our Compensation Committee established our 2019 executive compensation program, which is discussed in the section titled "Compensation Discussion and Analysis" beginning on page 28.
Historically, at one or more meetings in the first quarter of each year, our Compensation Committee conducts its annual review of Company performance against our compensation plan goals and objectives for the prior year, determines executive cash incentive and performance equity award payments under those plans, sets executive compensation levels, and establishes new performance objectives and goals for the current year. Our Compensation Committee also considers matters, at various meetings throughout the year, related to individual compensation (such as compensation for new executive hires), as well as high-level strategic compensation issues, such as the general efficacy of our compensation strategy, potential modifications to that strategy, retention and performance-specific compensation requirements and new trends, plans or approaches to compensation among our peer group or more generally. For executives other than our CEO, our Compensation Committee solicits and considers evaluations and recommendations of our CEO. For our CEO, our Compensation Committee conducts its own evaluation and makes compensation and incentive award adjustments accordingly. As part of its deliberations, our Compensation Committee will use the Board's annual evaluation of the CEO's performance and may review and consider materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies, as appropriate.
The specific determinations of our Compensation Committee with respect to executive compensation for 2019 are described in greater detail in the section titled “Compensation Discussion and Analysis” beginning on page 28.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The primary functions of the Nominating and Corporate Governance Committee include:

•	review and evaluate the size, composition, function and duties of the Board consistent with its needs;

•
recommend criteria for the selection of candidates to the Board and its committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

•
recommend to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	recommend directors for appointment to Board committees;

•	make recommendations to the Board as to determinations of director independence;

•	oversee the evaluation of the Board; and

•
develop and recommend to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company and oversee compliance with such Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. The Nominating and Corporate Governance Committee has authority to engage legal counsel and other experts or consultants, as it deems appropriate to carry out its responsibilities. The Nominating and Corporate Governance Committee's authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company's website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, independence and commitment to rigorously representing the long-term interests of the Company's stockholders. Our Nominating and Corporate Governance Committee also considers such factors as relevant expertise and experience upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in their field and the ability to exercise sound business judgment. Our Nominating and Corporate Governance Committee retains the right to modify these qualifications. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of our Board and TriNet, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether such candidates are independent for NYSE purposes, which determinations are made based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, where necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: One Park Place, Suite 600, Dublin, California 94568. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Our Nominating and Corporate Governance Committee held five meetings during 2019.
Stockholder Communications with the Board
Our Board has adopted a Stockholder Communication Policy, which includes a formal process by which stockholders may communicate with the Board or any of its directors. The Stockholder Communication Policy is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Any interested person may also communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications in our Stockholder Communication Policy on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics (the "Code") that applies to all of our corporate employees, executive officers and directors, including those executive officers responsible for financial reporting. Our Code is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. We intend to disclose any amendments to this Code, or any waivers of its requirements, on our website to the extent permitted or required by applicable SEC rules or stock exchange requirements.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board responsibilities, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

PROPOSAL 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the section titled "Compensation Discussion and Analysis" ("CD&A") beginning on page 28. This vote is not intended to address any specific item of compensation, but rather the overall compensation of all our Named Executive Officers and the executive compensation philosophy, policies and practices described in the CD&A as well as the related compensation tables and the accompanying narrative disclosure.
Before you vote, we urge you to read the CD&A, as well as the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement for detailed information on our executive compensation program. Some highlights, which are discussed further in the CD&A, of our executive compensation programs are:

•
Our executive compensation program is designed to retain and attract highly qualified and effective executives, and to motivate them to contribute to TriNet’s future success for the long-term benefit of stockholders by emphasizing variable and performance-based, "at-risk" forms of compensation, for which payment depends on achievement of pre-established corporate goals and financial goals;

•
In 2019, performance-based compensation made up 54% of the target total direct compensation for our Chief Executive Officer and an average of 49% of the target total direct compensation for our other Named Executive Officers, while variable compensation made up 86% of the target total direct compensation for our Chief Executive Officer and an average of 79% of the target total direct compensation for our other Named Executive Officers;

•
Annual cash incentive awards for the 2019 performance period under our annual cash incentive plan (the "2019 Executive Bonus Plan") were earned based on our Net Service Revenues and Adjusted EBITDA, which are non-GAAP financial measures that we use to measure performance, and individual management business objectives ("MBOs"). For the definition of these measures, see the section titled "2019 Executive Compensation-2019 Annual Cash Incentive Plan Performance Objectives" in the CD&A;

•
Annual performance-based equity awards for the 2019 performance period were based, in part, on the extent to which the Company met or exceeded certain pre-established annual growth rates for Net Service Revenues and GAAP Earnings Per Share (as defined in the "2019 Executive Compensation-2019 Performance-Based Equity Incentive Awards" section in the CD&A). After review of the Company’s overall financial performance, including the performance metrics applicable to the performance-based restricted stock units ("PSUs"), the Compensation Committee used its authority under our equity plan and the applicable award agreements to exercise negative discretion and reduced the performance multiplier for each PSU awards granted in 2019 ("2019 PSU Award") to zero percent (0%), effectively canceling the 2019 PSU Awards. Our 2019 PSU Awards had a single performance period from January 1, 2019 to December 31, 2019, and, if earned, would have vested 50% on December 31, 2020 and 50% on December 31, 2021, subject to continuous service through each date.

•
Our Compensation Committee independently reviews our executive compensation program and the compensation paid to our Named Executive Officers with the support of its independent compensation consultant.

Accordingly, our Board is asking stockholders to indicate their support for the compensation of our Named Executive Officers, as described in the CD&A in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion in the TriNet Group, Inc. Proxy Statement for the 2020 Annual Meeting of Stockholders is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, our Compensation Committee or TriNet. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and Compensation Committee will consider the results of this vote in making determinations in the future regarding our executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares attending our 2020 Annual Meeting live or represented by proxy and entitled to vote on the matter at our 2020 Annual Meeting. Unless our Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our Named Executives Officers, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by our stockholders at our 2020 Annual Meeting. Deloitte & Touche has audited our financial statements since 2017. Representatives of Deloitte & Touche are expected to be present at our 2020 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.
The affirmative vote of the holders of a majority of the shares attending our 2020 Annual Meeting live or represented by proxy and entitled to vote on the matter at our 2020 Annual Meeting will be required to ratify the selection of Deloitte & Touche.
Principal Accountant Fees and Services
On May 6, 2016, our Audit Committee approved the engagement of Deloitte & Touche as the Company’s independent registered accounting firm.
The following table summarizes the aggregate fees billed and accrued for professional services provided by Deloitte & Touche during our fiscal years 2019 and 2018. These fees were approved pursuant to the pre-approval policies and procedures described below.

	Fiscal Year Ended December 31,
($ in thousands)	2019	2018
Audit Fees(1)	$6,908	$7,915
Audit-related Fees(2)	$40	$1
Tax Fees(3)	$139	$253
All Other Fees(4)	$174	$—
Total Fees	$7,261	$8,169

(1)
Audit Fees included fees for professional services rendered for the audits of the Company’s 2019 and 2018 annual consolidated financial statements on Form 10-K and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Audit-related Fees for the fiscal years ended December 31, 2019 and 2018 consist of assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the financial statements and are not reported under audit fees. Amounts include fees for services provided in connection with consultations concerning financial accounting and reporting standards.

(3)	Tax Fees include fees for tax compliance, tax advice and tax planning, and other tax services.

(4)	All Other Fees include fees for other audit engagements.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. This policy generally requires pre-approval of the specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Our Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 6, 2020, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our Named Executive Officers, or NEOs, as defined in the section titled "Compensation Discussion and Analysis" beginning on page 28;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders (other than Directors and Named Executive Officers):
Atairos Group, Inc.(2)	21,467,090	31.6%
Wellington Management Group LLC(3)	7,110,406	10.5%
The Vanguard Group(4)	4,687,794	6.9%
Cantillon Capital Management LLC(5)	4,040,469	5.9%
ArrowMark Colorado Holdings, LLC(6)	4,011,989	5.9%
Directors:
Michael J. Angelakis(7)	21,467,090	31.6%
Katherine August-deWilde(8)	208,495	*
Martin Babinec(9)	3,689,353	5.4%
H. Raymond Bingham(10)	145,215	*
Paul Chamberlain	30,061	*
Burton M. Goldfield(11)	1,005,626	1.5%
Kenneth Goldman(12)	152,421	*
Shawn Guertin	211	*
David C. Hodgson	107,968	*
Jacqueline Kosecoff(13)	211	*
Wayne B. Lowell(14)	107,154	*
Non-Director Named Executive Officers:
Richard Beckert(15)	80,328	*
Barrett Boston(16)	26,958	*
Edward Griese(17)	17,925	*
Olivier Kohler(18)	27,325	*
All executive officers and directors as a group (16 persons)(19)	27,066,341	39.7%

*	Less than one percent.

(1)
This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G and Form 4s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated in the footnotes to this table, applicable percentages are based on 68,031,693 shares outstanding on April 6, 2020, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of April 6, 2020, or issuable upon settlement of RSUs within 60 days of April 6, 2020, is deemed to be outstanding for computing the percentage ownership of the person holding these options or RSUs and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)
Based on information supplied in a Schedule 13D/A filed with the SEC on March 17, 2020 and a Form 4 filed with the SEC on March 27, 2020 reporting beneficial ownership of (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 3,758,947 shares directly held by A-A SMA, L.P., and (iii) 16,831 shares directly held by Michael J. Angelakis that were previously issued to him upon the vesting of RSUs granted to Mr. Angelakis. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P. is the sole voting stockholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairperson and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Each of Mr. Angelakis, Atairos Group, Inc. and the other entities described above disclaims beneficial ownership of the securities described in clauses (i)-(iii) above except to the extent of its pecuniary interest therein. According to the Schedule 13D/A, the address for Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, Pennsylvania 19010.

(3)
Based on information jointly supplied by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP (collectively, "Wellington") and Wellington Management Company LLP in a Schedule 13G/A filed with the SEC on January 28, 2020. According to the Schedule 13G/A, Wellington has shared power to vote or direct the vote of up to 6,232,044 shares and shared power to dispose or to direct the disposition of up to 7,110,406 shares as of December 31, 2019 and Wellington Management Company LLP has shared power to vote or direct the vote of up to 5,785,862 shares and shared power to dispose or to direct the disposition of up to 6,265,279 shares as of December 31, 2019 . According to the Schedule 13G/A, the address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(4)
Based on information supplied by The Vanguard Group ("Vanguard") in a Schedule 13G/A filed with the SEC on February 12, 2020. According to the Schedule 13G/A, Vanguard has sole power to vote or direct the vote of 94,637 shares and sole power to dispose or to direct the disposition of 4,583,974 shares as of December 31, 2019 and Vanguard has shared power to vote or direct the vote of 15,562 shares and shared power to dispose or to direct the disposition of 103,820 shares as of December 31, 2019. According to the Schedule 13G/A, the address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Based on information jointly supplied by Cantillon Capital Management LLC, Cantillon Management L.P., Cantillon Inc. and William von Mueffling (collectively, "Cantillon") in a Schedule 13G/A filed with the SEC on February 14, 2020. According to the Schedule 13G/A, Cantillon has shared power to vote or direct the vote of 3,143,840 shares and shared power to dispose or to direct the disposition of 4,040,469 shares, and Mr. von Mueffling has sole power to vote or direct the vote and to dispose or to direct the disposition of 330,000 shares as of December 31, 2019. According to the Schedule 13G/A, the address for Cantillon is 499 Park Avenue, 9th Floor, New York, New York 10022.

(6)
Based on information supplied by ArrowMark Colorado Holdings, LLC ("ArrowMark") in a Schedule 13G filed with the SEC on February 14, 2020. According to the Schedule 13G, ArrowMark has sole power to vote or direct the vote and to dispose or to direct the disposition of 4,011,989 shares as of December 31, 2019. According to the Schedule 13G, the address for ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(7)	Includes the shares described in footnote 2 above.

(8)	Includes 208,495 shares held by the DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power.

(9)
Based on information supplied in a Schedule 13G/A filed with the SEC on February 5, 2020 and a Form 4 filed with the SEC on March 25, 2020 reporting beneficial ownership of (i) 2,882,196 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power, (ii) 603,869 shares held by the Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power, (iii) 171,840 shares held by UpMobility Foundation Inc. (fka Babinec Foundation, Inc.), for which Mr. Babinec has sole voting and investment power, and (iv) 31,448 shares held by William and Elizabeth Babinec Family Charity Trust, for which Mr. Babinec has sole voting and investment power.

(10)	Includes (i) 130,215 shares held by H. Raymond Bingham Living Trust and (ii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2020.

(11)
Includes (i) 162,392 shares owned directly, (ii) 775,899 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power, (iii) 216,469 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2020 and (iv) 12,062 shares issuable upon settlement of RSUs and restricted stock awards ("RSAs") within 60 days of April 6, 2020.

(12)
Includes (i) 87,081 shares held by the Goldman-Valeriote Family Trust dated 11/15/95, for which Mr. Goldman shares voting and investment power, (ii) 32,670 shares held by the 2017 Annuity Trust for Kenneth A. Goldman and (iii) 32,670 shares held by the 2017 Annuity Trust for Susan Valeriote, for which Mr. Goldman's spouse has sole voting and investment power.

(13)	Includes (i) 211 shares held by Robert H. Brook and Jacqueline B. Kosecoff Family Trust, for which Ms. Kosecoff shares voting and investment power.

(14)
Includes (i) 20,000 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2020 and (ii) 87,154 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power.

(15)	Includes (i) 4,828 shares issuable upon settlement of RSUs and RSAs within 60 days of April 6, 2020 and (ii) 75,500 shares owned directly.

(16)	Includes (i) 3,311 shares issuable upon settlement of RSUs and RSAs within 60 days of April 6, 2020 and (ii) 23,647 shares owned directly.

(17)	Includes (i) 1,714 shares issuable upon settlement of RSUs and RSAs within 60 days of April 6, 2020 and (ii) 16,211 shares owned directly.

(18)	Includes (i) 4,519 shares issuable upon settlement of RSUs and RSAs within 60 days of April 6, 2020 and (ii) 22,806 shares owned directly.

(19)
Consists of (i) 26,812,699 shares held by the directors and executive officers, (ii) 251,469 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of April 6, 2020 and (iii) 31,674 shares issuable upon settlement of RSUs and RSAs within 60 days of April 6, 2020.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2019, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception of late Form 4 filings: (i) filed on February 21, 2019, in connection with the non-employee director annual grants to each of our non-employee directors at that time, specifically Michael J. Angelakis, Katherine August-deWilde, Martin Babinec, H. Raymond Bingham, Paul Chamberlain, Kenneth Goldman, David C. Hodgson, and Wayne B. Lowell, and (ii) filed on February 27, 2019, in connection with the Compensation Committee's determination of the portion earned of the 2018 performance-based restricted stock unit award or 2018 performance-based restricted stock award for each of our officers at that time, specifically, Richard Beckert, Barrett Boston, Burton M. Goldfield, Edward Griese, and Michael Murphy.

EXECUTIVE OFFICERS
Biographies for our executive officers, other than our CEO, Mr. Goldfield, as of April 23, 2020, appear below. Biographical information with regard to Mr. Goldfield is presented under “Proposal No. 1-Election of Directors” in this Proxy Statement.

Senior Vice President and Chief Financial Officer
Richard Beckert
Richard Beckert, age 58, has served as our Senior Vice President and Chief Financial Officer since May 2017 (a position he will serve in until May 2020, as described further below), and previously as our Senior Vice President of Finance from April 2017 to May 2017. Prior to joining us, he served as the Executive Vice President and Chief Financial Officer at CA Technologies, a large software corporation, from May 2011 to July 2016. Earlier at CA Technologies, Mr. Beckert served as Senior Vice President and Corporate Controller from 2008 to 2011 and Senior Vice President of Strategic Pricing from 2006 to 2008. Before joining CA, Mr. Beckert spent more than two decades at IBM, a multinational information technology company, in various leadership positions, including Division Controller of the Data Management division and of the Lotus division, Director of Financial Operations for IBM Americas Software and as the Director of World Software Pricing. Mr. Beckert holds a B.S. in Finance Administration from Northeastern University. In February 2020, after discussions with Mr. Beckert, the Company and Mr. Beckert mutually agreed upon the terms of his departure, effective as of May 2020.

Senior Vice President and Chief Revenue Officer
Barrett Boston
Barrett Boston, age 47, has served as our Senior Vice President and Chief Revenue Officer since October 2017. Prior to joining us, he served as Executive Vice President at TravelClick, a global leader in cloud software solutions for the hospitality industry, from January 2017 to July 2017. Earlier at TravelClick, he served as President of the Americas from January 2015 to December 2016. Before joining TravelClick, Mr. Boston held various leadership positions at IBM, a multinational information technology company, over a 12-year period, including Vice President of IBM’s Big Data and Analytics software unit from January 2014 to January 2015, Vice President of Global Competitive Strategy from 2012 to 2014, and Director of global database sales from 2010 to 2012. Mr. Boston holds a B.A. in Economics from Duke University and a master’s degree in Business Administration from Harvard Business School.

Senior Vice President of Insurance Services
Edward Griese
Edward Griese, age 57, has served as our Senior Vice President of Insurance Services since February 2016. Prior to joining us, he served as interim Chief Executive Officer of MediGold, a not-for-profit Medicare Advantage health plan serving Medicare beneficiaries in Ohio, from November 2015 to February 2016. Before joining MediGold, Mr. Griese served as President and Chief Executive Officer of Health First Health Plans, Inc., a subsidiary of Health First, Inc., providing multiple commercial and Medicare health plans for Health First’s fully integrated health system in Central Florida, from January 2014 to September 2015. Prior to Health First, Mr. Griese was Managing Director and Partner of Alvarez & Marsal, a leading global professional services firm focused on performance improvement and business advisory services, from 2012 to 2014. From 2004 to 2012, Mr. Griese worked for Munich Re Group, one of the world’s largest reinsurers, in various roles, most recently as President of Munich Health North America. Mr. Griese also served on the board of directors of Munich Re America (part of Munich Re Group). Mr. Griese also held executive positions for Cigna International, a global health insurance services company and UnitedHealthcare International, a provider of health solutions for globally mobile employees, based in Munich. Mr. Griese holds a B.A. in Accounting from Gustavus Adolphus College.

Senior Vice President and Chief Operating Officer
Olivier Kohler
Olivier Kohler, age 57, has served as our Senior Vice President and Chief Operating Officer since March 2019 and as our Senior Vice President and Chief Operations Officer from April 2018 to March 2019. Prior to joining us, Mr. Kohler served as Chief Operating Officer at Bridgewater Associates, an investment management firm, from January 2016 to July 2017. Prior to this, Mr. Kohler served as Chief Administrative Officer and Senior Vice President at Cisco Systems, a worldwide technology company, from November 2010 to December 2015. Before joining Cisco Systems, Mr. Kohler served in various roles of increasing responsibility over the course of nearly 28 years at Hewlett Packard, a multinational information technology company, most recently as Global Head of Enterprise Strategic Alliances. Mr. Kohler holds degrees in Accounting & Computer Science, as well as Business Management, from École Supérieure de Commerce in Switzerland.

Senior Vice President, Chief Legal Officer and Secretary
Samantha Wellington
Samantha Wellington, age 42, has served as our Senior Vice President, Chief Legal Officer and Secretary since November 2018 and previously served as our Vice President and Associate General Counsel from October 2016 to November 2018. Prior to joining us, Ms. Wellington held various senior legal positions at Oracle Corporation, a multinational computer technology corporation, over a 12-year period, including Managing Counsel for Oracle’s Corporate, Securities & Acquisitions Legal Team from January 2009 to October 2016 and Senior Legal Counsel for Oracle’s Asia Pacific and Japan division from November 2005 to January 2009. She also served Oracle’s interests on the board of directors of Oracle’s publicly traded subsidiaries in Japan and India from June 2013 to October 2016, and from April 2013 to October 2016, respectively. Ms. Wellington holds both a Bachelor of Creative Arts and a Bachelor of Laws from Wollongong University, as well as a Master of Laws in Communication and Technology Law from the University of New South Wales. She is admitted to practice law in both NSW, Australia and California, USA.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers
This Compensation Discussion and Analysis (the "CD&A") describes our executive compensation philosophy, policies objectives and practices during 2019, the material elements of our executive compensation program, and the executive compensation decisions made by the Compensation Committee in 2019 and the key factors that contributed to those decisions. This discussion focuses primarily on the compensation of our named executive officers (our “NEOs”) in 2019, but also includes important compensation changes approved for our senior executives generally in 2019. For the fiscal year ended December 31, 2019, our NEOs were:

Name	Title
Burton M. Goldfield	President and Chief Executive Officer (“CEO”) (our principal executive officer)
Richard Beckert	Senior Vice President and Chief Financial Officer (“CFO”) (our principal financial officer)
Barrett Boston	Senior Vice President and Chief Revenue Officer
Edward Griese	Senior Vice President of Insurance Services
Olivier Kohler	Senior Vice President and Chief Operating Officer
These NEOs, together with the other members of our senior executive management whose compensation is determined by our Compensation Committee, are referred to as (our “Senior Executive Management”).
Pursuant to his mutual agreement with the Company dated February 11, 2020, Mr. Beckert will cease to be an executive officer and/or employee of the Company effective as of May 15, 2020.
Compensation Philosophy and Objectives
Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. When making its compensation decisions for our Senior Executive Management, our Compensation Committee takes into consideration our Company’s performance for prior years, competitive market data, our CEO's recommendations, with the exception of his own compensation, as well as the additional factors described in “Oversight and Design of our Compensation Program-Role of Compensation Committee” below.
Our Senior Executive Management compensation program is designed to achieve the following objectives:

•
Attract, Retain and Motivate. Attract and retain highly talented and experienced executives who possess the knowledge, skills, and leadership that are critical to our success and motivate those executives to achieve our strategic business objectives and uphold our core values.

•
Promote Teamwork and Individual Performance. Promote executive teamwork through shared strategic goals, while also recognizing and rewarding the unique role each executive officer plays in our success by measuring individual performance.

•	Link Compensation with Performance and Strategic Goals. Tie executive compensation to overall Company performance and the achievement of strategic goals.

•	Align Executive and Stockholder Interests. Align the long-term interests and objectives of our executives with those of our stockholders.
Our Compensation Committee regularly reviews our Senior Executive Management compensation program to ensure that the program’s components continue to align with the above objectives and that the program is administered in a manner consistent with our established compensation policies and philosophy.

Executive Compensation Policies and Practices
The Compensation Committee oversees our executive compensation program, policies and practices. These policies and practices, which are designed to link compensation and performance and either minimize or prohibit behaviors that are not aligned with our stockholders’ long-term interests, are as follows:

	What We Do		What We Don’t Do
☑
Pay for Performance. In 2019, 54% of the target total direct compensation for our CEO and an average of 49% of the target total direct compensation for our other NEOs was performance-based. For more details, see the charts in the section titled "Compensation Mix" in the CD&A.
		☒	No Guaranteed Salary Increases or Bonuses. Our Senior Executive Management is not guaranteed salary increases or bonuses for any year.
☑	Independent Advisor. Since 2012, the Compensation Committee has engaged Compensia to provide analysis, advice and guidance on executive compensation matters.	☒
No Hedging, Pledging or Short Sales. Our employees, executive officers, and directors are prohibited from making put or call options or short sales of Company securities, engaging in hedging transactions involving Company securities, and pledging Company securities as collateral for a loan.

☑	Independent Committees. Each of our Board committees is comprised solely of independent directors.	☒	No Excise Tax Gross-ups. Our Senior Executive Management does not receive tax “gross-ups” in connection with severance or change in control arrangements.
☑
Annual Peer-Based Review. The Compensation Committee, assisted by Compensia, annually reviews our executive compensation program against the competitive market using a group of peer companies as a reference.
		☒	No Pension Plans. Our Senior Executive Management is not entitled to pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans.
☑	Stock Ownership Guidelines. In 2017, our Board adopted equity ownership guidelines for our officers subject to Section 16 of the Exchange Act and the members of our Board.	☒	No Supplemental Executive Retirement. Our Senior Executive Management is not entitled to supplemental executive retirement benefits.
☑
Compensation Recovery ("Clawback") Policy. In 2017, our Board adopted a compensation recovery (“clawback”) policy under which we may seek reimbursement of cash incentive payments made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act in certain circumstances.
		☒	No "Single-trigger" Change in Control Provisions. Our change in control benefits and plans are based on a “double-trigger” arrangement.
Oversight and Design of our Compensation Program
Role of the Compensation Committee
The Compensation Committee oversees our Senior Executive Management compensation and benefit programs, administers our equity compensation plans, and annually reviews and approves the compensation decisions affecting our Senior Executive Management, with the assistance of its independent compensation consultant, Compensia.

In making its 2019 Senior Executive Management compensation decisions, the Compensation Committee considered the following factors:

•	the compensation analysis provided by Compensia, including relevant competitive market data;

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each Senior Executive Management team member against their management objectives;

•	performance levels, including consistent exceptional performance;

•	retention risk;

•	the expected future contribution of the individual Senior Executive Management team member;

•	internal pay equity based on the impact on our business and performance;

•	the Senior Executive Management team member’s existing equity awards and stock holdings; and

•	the potential dilutive effect of new equity awards on our stockholders.
The Compensation Committee considered these factors both when making decisions with respect to individual pay elements and with respect to total compensation opportunities. The Compensation Committee has not adopted artificial limits with respect to any compensation component and will continue to strive to create compensation terms as needed to attract and retain executive talent to the Company. The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. The members of the Compensation Committee consider these factors in light of their individual experience, knowledge of the competitive market, knowledge of our Senior Executive Management and business judgment in making decisions regarding executive compensation and our Senior Executive Management compensation program.
Role of Management
Our CEO works closely with the Compensation Committee in determining the compensation of our Senior Executive Management (other than his own). Our CEO reviews the performance of the other Senior Executive Management and shares those evaluations with the Compensation Committee and its compensation consultant, Compensia, and then makes recommendations for each element of compensation.
Our CEO also works with our CFO, CLO and Senior Vice President of Human Resources, to recommend the structure of our long-term incentive programs, to identify and develop corporate and individual performance objectives for such plans, and to evaluate actual performance against the selected objectives. Our CEO also makes recommendations on new hire compensation packages for potential new executives.
The Compensation Committee solicits and considers our CEO’s recommendations and uses these recommendations as one of several factors in making its decisions with respect to the compensation of our Senior Executive Management. In all cases, the final decision on NEO compensation is made by the Compensation Committee. Moreover, no NEO or other employee participates in the determination of the amounts or elements of such individual’s own compensation.
At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present.
Role of the Compensation Consultant
The Compensation Committee has the authority under its charter to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
In 2019, the Compensation Committee engaged Compensia to assist it in connection with its review, analysis, and determinations with respect to the compensation of our Senior Executive Management. The nature and scope of the services provided to the Compensation Committee by Compensia in 2019 were as follows:

•	assisted in refining our overall compensation strategy and design of the annual and long-term incentive compensation plans;

•	evaluated the efficacy of our compensation policies and practices in supporting and reinforcing our long-term strategic goals;

•	provided advice with respect to compensation best practices and market trends;

•	evaluated our compensation peer group to be used in the development of competitive compensation levels and practices;

•	provided competitive market data and analysis relating to the compensation of our senior personnel, including our NEOs;

•	evaluated our severance and change in control arrangements;

•	evaluated the competitiveness of our executive and non-employee director compensation programs;

•	provided ad hoc advice and support throughout the year; and

•	assisted with the development of our executive compensation-related disclosure in consultation with our legal advisors.
The Compensation Committee may replace any of its advisors or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All Senior Executive Management compensation decisions, however, are made by the Compensation Committee. For further discussion regarding the compensation consultant independence evaluation process, see the section titled "Information Regarding Committees of the Board of Directors-Compensation Committee Processes and Procedures" above.
Use of Competitive Market Data
To aid in the evaluation of our executive compensation program, the Compensation Committee, assisted by Compensia, has developed a compensation peer group which is used to assess the competitive market for executive talent. In selecting our peer group, the Compensation Committee, with the input of our independent compensation consultant, identified companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s organizational complexities and growth attributes; and

•	the comparability of the company’s operational performance.

The Compensation Committee approved the following group of peer companies in August 2018 to aid in the evaluation of our 2019 Senior Executive Management compensation program. At the time the peer group was approved, the selected companies had revenues ranging from approximately $1.7 billion to approximately $6.7 billion and market capitalizations ranging from approximately $960 million to approximately $15.4 billion.

American Equity Investment	Gartner
Broadridge Financial Solutions	Insperity
Cadence Design Systems	Maximus
CNO Financial Group	Primerica
Conduent	SS&C Technologies
Convergys	Synopsys
CoreLogic	Teradata
FTI Consulting
As part of this process, the Compensation Committee removed Blackhawk Network Holding, Square and Worldpay (formerly Vantiv) from the prior year’s peer group as they no longer were deemed to be suitable peers based on the foregoing selection criteria or because they had been acquired.

The Compensation Committee believes that the evaluation of information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual compensation elements and of our overall compensation packages. As noted under the headings “Compensation Philosophy and Objectives” above, its review of competitive market data is only one of several factors that the Compensation Committee considers, in making its decisions with respect to the compensation of our Senior Executive Management. For instance, in addition to peer group data, the Compensation Committee also reviews compensation survey data for some of its executive positions.
Compensation Elements
Our Senior Executive Management compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term equity incentive awards, as described in the following table:

Compensation Element	Purpose	Key Features
Base Salary	Provides a competitive level of fixed compensation based on the market value of the position. Rewards experience and expected future contribution.	Established based on competitive comparisons, level of responsibility and the facts and circumstances of each executive officer and each individual position.
Annual Cash Incentives	Motivates achievement of pre-established short-term Company and individual performance objectives.	Actual payment is at-risk and varies based on the achievement of pre-established, short-term Company and individual performance objectives.
Long-term Time-based Equity Awards	Attract and retain senior executives and align their interests with the long-term market value of our common stock.	Granted annually, these awards vest over four years, to achieve our retention objectives. Actual payment varies based on the market price of our common stock.
Long-term Performance-based Equity Awards	Motivates achievement of long-term, strategic Company performance objectives.	Actual payment occurs over multiple years, is at-risk and varies based on the achievement of long-term, strategic Company performance objectives.
In addition to the compensation elements outlined above, our Senior Executive Management participates in Company-wide employee benefit plans that are generally consistent with or available to our other U.S. employees. Our Senior Executive Management are also eligible for severance and double-trigger change in control severance payments and benefits, as described under the heading “Potential Payments Upon Termination or Change in Control” below.

Compensation Mix
Our Senior Executive Management compensation program is designed to align the interests of our Senior Executive Management with those of our stockholders. As a result, a large percentage of the target total direct compensation of our executives is in the form of long-term equity awards and annual cash incentive awards and, thus, is variable and "at risk." These awards are tied to the achievement of Company-wide financial objectives and individual performance goals. We believe these performance goals and objectives correlate with long-term stockholder value creation. This allows us to incentivize and reward our Senior Executive Management for achieving and/or exceeding strategic Company goals and financial objectives, while ensuring that a significant portion of compensation remains variable and “at risk” in the event that our strategic and financial goals are not achieved or as a result of our stock price performance.
The following table shows the 2019 compensation mix for the target total direct compensation of our CEO and NEOs in 2019. For this purpose, the compensation mix at target includes (i) base salary for 2019; (ii) 2019 annual cash incentive at target; (iii) grant date value of Restricted Stock Unit Awards ("RSU Awards") granted in 2019; and (iv) grant date value at target of Performance-based Restricted Stock Unit Awards ("PSU Awards") granted in 2019.

Name	Base Salary ($)(1)	Annual Cash Incentive Award @ Target ($)	2019 RSU Awards ($)	2019 PSU Awards @ Target ($)	Total @ Target Compensation ($)
Burton M. Goldfield	900,000	1,350,000	2,000,006	2,000,006	6,250,012
Richard Beckert	610,000	610,000	1,250,050	1,250,050	3,720,100
Barrett Boston	446,250	499,800	550,042	550,042	2,046,134
Edward Griese	405,000	283,500	375,009	375,009	1,438,518
Olivier Kohler	550,000	550,000	1,250,050	1,250,050	3,600,100

(1)	Base salaries were effective as of April 1, 2019.
The following charts show the 2019 compensation mix for our CEO and the average 2019 compensation mix for our other NEOs, in each case assuming target achievement under our annual cash incentive plan and including only the grant date value of equity awards actually granted during 2019.
2019 Compensation Mix at Target

Pay for Performance in 2019
One of the key goals of our executive compensation program is to tie executive compensation to overall Company performance and the achievement of strategic goals.
In 2019, in terms of operational achievements, we:

•	experienced an improvement in retention as a result of our customer service initiatives,

•	benefited from our clients growing their worksite employees ("WSEs"),

•	saw an increase in new sales, which delivered additional revenue growth,

•	continued to experience our WSEs increasing their participation, or enrollment, in our insurance offerings,

•	experienced increased severity of health costs per enrollee overall, but particularly within a national carrier, and

•	delivered profitable growth.
The compensation set forth in this CD&A, and the amounts provided by our Compensation Committee in connection with our incentive compensation, were determined before the COVID-19 crisis was taken into account. The unfolding COVID-19 crisis, including its impact on the economy and our business, will be taken into account in determining compensation for our NEOs on a go-forward basis.
Performance Highlights
These operational achievements drove the financial performance improvements noted below in 2019 when compared to 2018:

	$3.9B		$268M		$929M
	Total revenues		Operating income		Net Service Revenue *
	10%	increase	7%	increase	4%	increase

	$212M		$2.99		$236M
	Net income		Diluted EPS		Adjusted Net income *
	10%	increase	13%	increase	8%	increase

*
Non-GAAP measure; these measures are defined and reported in “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. In addition, for the definition of Net Service Revenues, see the section titled "2019 Annual Cash Incentive Plan Performance Objectives" below.

Our results for WSEs and payroll and payroll tax payments in 2019 when compared to the prior year were:

324,927		340,017		$41.7B
Average WSE		Total WSE		Payroll and payroll tax payments
2%	increase	4%	increase	11%	increase

The compensation of our NEOs was aligned with this performance. Specifically, our:

•	2019 annual cash incentive plan (the "2019 Executive Bonus Plan") payout to our CEO was 54% of target;

•	2019 Executive Bonus Plan average payout to our other NEOs was 49% of target;

•
Net Service Revenue annual growth rate (“Net Service Revenue Growth Rate”) of 4% fell below target and the GAAP earnings per share annual growth rate (“GAAP EPS Growth Rate”) of 13% fell below target for the 2019 performance period under our 2019 PSU Awards. This below target level of performance, in addition to the Company's overall financial performance for the 2019 year, resulted in the Compensation Committee's exercise of its negative discretion to reduce the performance multiplier for each 2019 PSU Award to zero percent (0%), effectively canceling the 2019 PSU Awards. Our 2019 PSU Awards had a single performance period from January 1, 2019 to December 31, 2019, and, if earned, would have vested 50% on December 31, 2020 and 50% on December 31, 2021, subject to continuous service through each date.

2019 Executive Bonus Plan Performance
Net Service Revenues and Adjusted EBITDA are non-GAAP financial measures that we use to measure performance under the 2019 Executive Bonus Plan. For the definition of these measures, see the section titled "2019 Executive Compensation-2019 Annual Cash Incentive Plan Performance Objectives" below. These measures are also defined and reported in "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
The following graphs show our actual achievement against the performance targets under our 2019 Executive Bonus Plan.

2019 Executive Bonus Plan Performance

2019 Performance-based Restricted Stock Unit Award Performance
The following graph shows our achievement against the target Net Service Revenue Growth Rate and GAAP EPS Growth Rate for the 2019 performance period under our 2019 PSU Awards.

2019 PSU Performance

2019 Performance-based Compensation Summary
Based on the 2019 results above, factoring in the level of achievement of our Company's corporate financial goals and certain individual goals with respect to the cash incentive awards and the Compensation Committee's exercise of negative discretion with respect to both the cash incentive awards and the shares earned under the 2019 PSU Awards, our NEOs received the following payments as a percentage of their 2019 targets under our performance-based compensation programs:

Name	2019 Cash Incentive Award as % of Target	Actual Shares Earned as % of 2019 PSU Awards Target (1)
Burton M. Goldfield	54%	0%
Richard Beckert	54%	0%
Barrett Boston	40%	0%
Edward Griese	40%	0%
Olivier Kohler	62%	0%

(1)
After review of the Company’s overall financial performance, including the performance metrics applicable to the PSUs, the Compensation Committee used its authority under our equity plan and the applicable award agreements to exercise negative discretion and reduced the performance multiplier for each 2019 PSU Award to zero percent (0%), effectively canceling the 2019 PSU Awards. Our 2019 PSU Awards had a single performance period from January 1, 2019 to December 31, 2019, and, if earned, would have vested 50% on December 31, 2020 and 50% on December 31, 2021, subject to continuous service through each date.

2019 Total Direct Compensation Highlights
The following table shows the “total direct compensation” for our NEOs in 2019 and reflects the key compensation decisions made during 2019 or based on 2019 performance. For this purpose, "total direct compensation" includes (i) actual base salary earned for 2019; (ii) annual cash incentive paid based on 2019 performance; (iii) the grant date value of time-based RSU Awards granted during 2019; and (iv) shares earned by our NEOs based on the 2019 performance period pursuant to our 2019 PSU Awards:

Name	Actual Base Salary ($)	Annual Cash Incentive Award ($)	RSU Awards ($)(1)	Shares Earned under 2019 PSU Awards ($)(2)	2019 Total Compensation ($)
Burton M. Goldfield	881,250	727,341	2,000,006	—	3,608,597
Richard Beckert	590,000	328,650	1,250,050	—	2,168,700
Barrett Boston	440,937	200,000	550,042	—	1,190,979
Edward Griese	401,250	112,000	375,009	—	888,259
Olivier Kohler	537,500	342,496	1,250,050	—	2,130,046

(1)
Represents the grant date value based on the closing price of TriNet's common stock on the date of grant, which account for the RSU Award portion of the Stock Award column of the “Summary Compensation Table” of this Proxy Statement.

(2)
As noted above, the Compensation Committee exercised its negative discretion and reduced the performance multiplier for each 2019 PSU Awards to zero percent (0%), effectively canceling the 2019 PSU Awards. The amounts in this table differ from those in our “Summary Compensation Table” of this Proxy Statement because that table discloses the grant date value of the PSU Awards at their target performance level rather than the value of the shares actually earned in the performance period.

For more information on the executive compensation for our NEOs in 2019, see “2019 Executive Compensation” below.
2019 Executive Compensation
Base Salary
Base salaries for our NEOs in 2019 and 2018 were:

Name	2019 Base Salary ($)(1)	2018 Base Salary ($)(1)	Percentage Increase (%)
Burton M. Goldfield	900,000	825,000	9%
Richard Beckert	610,000	530,000	15%
Barrett Boston	446,250	425,000	5%
Edward Griese	405,000	390,000	4%
Olivier Kohler	550,000	500,000	10%

(1)	Amount reflects annualized base salary effective as of April 1, with the exception of Mr. Kohler's 2018 base salary which coincided with when he joined the company on April 30, 2018.
We seek to pay market-competitive base salaries to attract and retain a stable executive team and ensure that our executives receive a fixed base level of compensation. Base salaries are initially set through arm’s-length negotiation at the time of hiring, taking into account level of responsibility, qualifications, experience, prior salary level and competitive market information. Base salaries for our NEOs are then reviewed and adjusted annually by the Compensation Committee.

Annual Cash Incentive Compensation
The target and actual annual cash incentive payouts for our NEOs for 2019 under the 2019 Executive Bonus Plan were:

Name	2019 Target Annual Cash Incentive Opportunity ($)	2019 Target Annual Cash Incentive Opportunity as % of Base Salary	2019 Actual Annual Cash Incentive Award ($)	2019 Actual Annual Cash Incentive Award as a % of 2019 Target Opportunity
Burton M. Goldfield	1,350,000	150%	727,341	54%
Richard Beckert	610,000	100%	328,650	54%
Barrett Boston	499,800	112%	200,000	40%
Edward Griese	283,500	70%	112,000	40%
Olivier Kohler	550,000	100%	342,496	62%
We use annual cash incentives to motivate our executives to achieve our short-term financial and operational objectives and individual performance goals, while making progress towards our longer-term growth and strategic goals. The amount of cash incentive awards our NEOs earn under our plan is "at-risk" and variable based on our achievement against these objectives.
2019 Annual Cash Incentive Plan Performance Objectives
During the first quarter of each year, the Compensation Committee selects the financial performance measures and sets the target levels for those measures and approves new individual and strategic performance goals to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives for the year and create long-term value for the Company’s stockholders. In early 2019, the Compensation Committee established the financial performance objectives and management business objectives ("MBOs") for our NEOs under our 2019 Executive Bonus Plan. As described in more detail below, the actual cash incentive award payouts for 2019 were based on our actual achievement against these financial objectives and MBOs.
The financial performance measures under our 2019 Executive Bonus Plan were Net Service Revenues and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), and the target performance levels for these measures were as follows:

Financial Objective	Target
Net Service Revenues	$933 million
Adjusted EBITDA	$389 million
No bonus was payable to our executives under our 2019 Executive Bonus Plan if we achieved Adjusted EBITDA of less than $291.75 million.
Net Service Revenues and Adjusted EBITDA are non-GAAP financial measurements that are calculated by applying the following adjustments to our applicable GAAP financial measures:

Financial Objective	Definition
Net Service Revenues	Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
Adjusted EBITDA	Net income, excluding the effects of: income tax provision, interest expense, depreciation, amortization of intangible assets, and stock-based compensation expense.
In addition to the above financial performance objectives, MBOs for each of our NEOs were established as part of our 2019 Executive Bonus Plan. Our MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although our NEOs may also be assigned individual goals. However, even if financial objectives or MBO objectives, or both, are met, the Compensation Committee may determine to reduce or not pay cash incentive awards through its exercise of negative discretion depending on overall Company performance or individual performance.
The Compensation Committee established the following common MBOs for our NEOs under our 2019 Plan:

•	Achieve financial plan

•	Deliver outstanding client experience

•	Deliver industry leading platform and differentiated vertical products

•	Achieve operational excellence and scale

•	Foster a strong culture in support of our strategic objectives
Weighting of 2019 Executive Bonus Plan Performance Objectives and Award Scale
The Compensation Committee considered Company-wide financial performance, as well as departmental and individual achievement, in assigning the weighting below to the target annual cash incentive award opportunities for our NEOs for under our 2019 Executive Bonus Plan:

	Financial Objectives		Strategic Performance
Name	Net Service Revenues	Adjusted EBITDA	MBOs
Burton M. Goldfield	37.5%	37.5%	25%
Richard Beckert	37.5%	37.5%	25%
Barrett Boston	25%	25%	50%
Edward Griese	25%	25%	50%
Olivier Kohler	25%	25%	50%
Payouts under our 2019 Executive Bonus Plan could scale between 0% and 200% of an NEO's target cash incentive award opportunity as follows: Net Service Revenues-For every 1.0% above or below the target performance level, payouts scaled by 6.67%; and Adjusted EBITDA-For every 1.0% above or below target performance level, payouts scaled by 4.0%. The following table shows the threshold, target and maximum performance levels (and the associated potential award) under our 2019 Executive Bonus Plan:

Name	% of Net Service Revenue Target	Award %	% of Adjusted EBITDA Target	Award %
Threshold	85%	0%	75%	0%
Target	100%	100%	100%	100%
Max	115%	200%	125%	200%
Achievement and Actual Awards under Our 2019 Executive Bonus Plan
In February 2020, the Compensation Committee determined that our actual achievement with respect to the financial objectives under our 2019 Executive Bonus Plan was as follows:

Financial Objective	2019 Target	2019 Actual	% of Target
Net Service Revenues	$933 million	$929 million	99%
Adjusted EBITDA	$389 million	$378 million	97%

Based on these results and after evaluation and review of our NEOs' respective performance against their individual MBOs, the Compensation Committee determined that the 2019 goals had been attained at the following percentage levels for each of our NEOs. After applying negative discretion, the Compensation Committee approved the following annual cash incentive payouts:

Name	Net Service Revenue Target Weight	Net Service Revenue Achievement as % of Target	Adjusted EBITDA Target Weight	Adjusted EBITDA Achievement as % of Target	MBO Target Weight	MBO Achievement as % of Target	Total 2019 Actual Cash Incentive Award	% of Prorated 2019 Target Incentive
Burton M. Goldfield	37.5%	97%	37.5%	89%	25%	80%	727,341	54%
Richard Beckert	37.5%	97%	37.5%	89%	25%	80%	328,650	54%
Barrett Boston	25%	97%	25%	89%	50%	80%	200,000	40%
Edward Griese	25%	97%	25%	89%	50%	80%	112,000	40%
Olivier Kohler	25%	97%	25%	89%	50%	80%	342,496	62%
2019 Long-Term Equity Incentive Awards
The Compensation Committee believes that equity compensation is integral to aligning the long-term interests of our Senior Executive Management with those of our stockholders. The Compensation Committee believes that by owning shares of our common stock, our Senior Executive Management have an incentive to act to maximize long-term stockholder value. This incentive to maximize long-term stockholder value is advanced further through our stockholder ownership guidelines. The Compensation Committee seeks to provide our Senior Executive Management with a blend of time-based and performance-based equity awards. Our time-based equity awards are important for attracting and retaining executive officers. Because our time-based equity awards generally vest over four years and vary in value based on the market value of our common stock, they also align the interests of our Senior Executive Management with the long-term market value of our common stock. Our performance-based equity awards reward our Senior Executive Management for achieving specific pre-established strategic business objectives, which the Compensation Committee believes will also enhance the long-term value of our common stock.
During the first quarter of each year, the Compensation Committee evaluates, and may consider adjusting, the type and design of the equity awards, including establishing new financial performance criteria for the performance-based equity awards, to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives and create long-term value for our stockholders. For purposes of the 2019 equity award program, the Compensation Committee determined to grant a blend of 50% RSUs and 50% PSUs, based on their grant date value (assuming, with respect to the PSUs, achievement at the target performance level).
In March 2019, the Compensation Committee granted the following equity awards to our NEOs:

Name	Number of RSUs Granted (#)	Grant Date Value ($)(1)	Number of PSUs Granted @ Target (#)	Grant Date Value @ Target ($)(1)
Burton M. Goldfield	32,394	2,000,006	32,394	2,000,006
Richard Beckert	20,247	1,250,050	20,247	1,250,050
Barrett Boston	8,909	550,042	8,909	550,042
Edward Griese	6,074	375,009	6,074	375,009
Olivier Kohler	20,247	1,250,050	20,247	1,250,050

(1)	Calculated based on the closing price of TriNet's common stock on the date of grant, which are the same amounts disclosed in the “Summary Compensation Table” of this Proxy Statement.

The vesting schedule for our 2019 RSU Awards is as follows: 1/16th of the total shares vest quarterly, subject to the NEO’s continued service with the Company.

Due to the Company's financial performance, the Committee exercised its negative discretion and reduced the performance multiplier (as defined in the award agreement evidencing the 2019 PSU Awards) for each 2019 PSU Award to zero percent (0%), effectively canceling the 2019 PSU Awards. Our 2019 PSU Awards had a single performance period from January 1, 2019 to December 31, 2019, and, if earned, would have vested 50% on December 31, 2020 and 50% on December 31, 2021, subject to continuous service through each date.
2019 Performance-Based Equity Incentive Awards
The Compensation Committee selected two equally weighted performance measures for our 2019 PSU Awards: our Net Service Revenue Growth Rate and our GAAP EPS Growth Rate. We defined our "Net Service Revenue growth rate" as the annual growth rate in the Company's Net Service Revenues, as reported in the Company's audited financial statements for the fiscal year ended December 31, 2019. We defined our "GAAP EPS growth rate" as annual growth rate in the Company's GAAP EPS, as reported in the Company's audited financial statements for the fiscal year ended December 31, 2019. The Compensation Committee believes these performance measures are an appropriate means to evaluate the effectiveness of our business strategies over time and our annual profitability, both of which measures are important to our objective of creating long-term stockholder value.
The actual award was based on the Company's results based on the following annual growth rate percentages as shown in the table below:

	Threshold	Target	Maximum
Net Service Revenue Growth Rate	1.5%	5%	8%
GAAP EPS Growth Rate	11%	16%	23%
Our 2019 PSU Awards were designed with a single-year performance measurement period subject to subsequent multi-year vesting requirements. 50% of the shares earned (if any) during the performance period (January 1, 2019 to December 31, 2019) will vest under the award at the end of the second year (December 31, 2020) and the remaining 50% of shares earned (if any) will vest under the award at the end of the third year (December 31, 2021). The number of shares of our common stock that may be earned pursuant to our 2019 PSU Awards scale from 0% to 200% of the target award, as described in the following table:

	Below Threshold	At Threshold	Target	Maximum
Performance Multiplier	0%	50%	100%	200%
In designing our 2019 PSU Awards, the Compensation Committee considered a competitive market analysis prepared by Compensia, reviewed various design alternatives, and held discussions with Compensia and our CEO (except with respect to his own equity awards). The Compensation Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, the ability of existing equity holdings to satisfy our retention objectives. The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices, and the overall impact of our mix of executive equity awards, as well as awards to other employees, on executive incentives and the market value of our common stock.

Shares Earned under our 2019 PSU Awards
The following table sets forth the number of shares of our common stock, and value as of December 31, 2019, earned by our eligible NEOs under our 2019 PSU Awards:

Name	Grant Date	Performance Period	Vesting Period after Performance Period (1)	Target Shares (#)	Shares Earned (#)(2)	Shares Earned as a % of Target	Value of Shares Earned ($)(3)
Burton M. Goldfield	2019	1 year	2 years	32,394	—	0%	—
Richard Beckert	2019	1 year	2 years	20,247	—	0%	—
Barrett Boston	2019	1 year	2 years	8,909	—	0%	—
Edward Griese	2019	1 year	2 years	6,074	—	0%	—
Olivier Kohler	2019	1 year	2 years	20,247	—	0%	—

(1)
Our 2019 PSU Awards had a single performance period from January 1, 2019 to December 31, 2019, and, if earned, would have vested 50% on December 31, 2020 and 50% on December 31, 2021, subject to continuous service through each date.

(2)
After review of the Company’s overall financial performance, including the performance metrics applicable to the PSUs, the Compensation Committee used its authority under our equity plan and the applicable award agreements to exercise negative discretion and reduced the performance multiplier for each 2019 PSU Award to zero percent (0%), effectively canceling the 2019 PSU Awards.

(3)
The amounts in this table differ from those in our “Summary Compensation Table” of this Proxy Statement because that table discloses the grant date value of PSU Awards at the performance target level rather than the value of PSUs actually earned in the performance period.

The following table shows our achievement against the target Annual Net Service Revenue Growth Rate and Annual GAAP EPS Growth Rate for the 2019 performance period under our 2019 PSU Awards:

	Required Growth Rate Percentage for Maximum Payout	Actual 2019 Growth Rate	Actual 2019 Performance Multiplier Achievement
Net Service Revenue Growth Rate	8%	4%	0%
GAAP EPS Growth Rate	23%	13%	0%
In February 2020, the Compensation Committee determined the actual number of shares of our common stock earned under our 2019 PSU Awards by our NEOs for the 2019 measurement period. As noted in the table above, for the 2019 performance period, due to the Company's financial performance, the Compensation Committee exercised its negative discretion and reduced the performance multiplier for each 2019 PSU Award to zero percent (0%), effectively canceling the 2019 PSU Awards.

Employee Benefit Plans
We have established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code for all our U.S. employees, including our Senior Executive Management, who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2018, we increased the matched contribution made to the plan by our employees, including our NEOs, with a maximum amount of $11,200 annually for each employee for 2019, which is fully vested at the time of grant. We intend for this plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our Senior Executive Management on the same general basis as our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
Beginning in 2018, we eliminated grandfathered reimbursements for financial planning and income tax services and life insurance premiums for supplemental life insurance coverage for our Senior Executive Management. Periodically, when our Senior Executive Management attend a Company-related function, their spouse or partner may also be invited, in which case we may incur incremental travel and other event-related expenses for such spouses or partners, the cost of which is taxable to the NEO and may be covered by the Company. The Company may also cover any additional tax-gross up payments associated with the taxable compensation. Amounts paid in connection with, or reimbursed as a result of, these arrangements are set forth in the Summary Compensation Table below.
The Compensation Committee believes that these limited perquisites and other personal benefits serve a business purpose as they are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the Senior Executive Management.

2020 Executive Compensation
2020 Equity Awards
In February 2020, the Compensation Committee determined that our equity grant program would continue to be composed of a blend of 50% time-based equity awards and 50% performance-based equity awards in 2020, such awards calculated by grant date value.

In February 2020, the Equity Award Committee of the Compensation Committee granted RSU Awards and PSU Awards to the Company’s NEOs listed below under the Company’s 2019 Equity Incentive Plan:

Name	Maximum number of shares retained upon vesting of the RSU Awards	Target number of shares retained upon vesting of the PSU Awards
Burton M. Goldfield	61,484	61,484
Barrett Boston	10,405	10,405
Edward Griese	8,041	8,041
Olivier Kohler	28,377	28,377
In February 2020, the Company and Mr. Beckert mutually agreed upon the terms of his departure. Mr. Beckert entered into a transition agreement to continue to serve in his capacity as Senior Vice President and Chief Financial Officer and to provide for an orderly transition of his duties and responsibilities, through the earlier of the commencement of his successor’s employment with the Company or May 15, 2020. Additional details are provided in the section titled “Employment Arrangements” below. In accordance with the transition agreement, the Equity Award Committee did not grant any equity awards to Mr. Beckert in February 2020.
The RSU Awards are subject to the following vesting schedule: 1/16th of the total shares subject to the RSU Award (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) shall vest on the 15th day of the second month of each calendar quarter following the RSU Award grant date, in each case provided that each recipient of an RSU Award is an Employee or Consultant (each as defined in the 2019 Equity Incentive Plan) of the Company on such vesting date.
The PSU Awards are earned based on the extent to which the Company meets or exceeds certain percentages of the following performance measures:

Net Service Revenue Growth Rate
GAAP EPS Growth Rate
Our PSU Awards granted in 2020 ("2020 PSU Awards") are designed with a single-year performance period subject to subsequent multi-year vesting requirements. 50% of the shares earned, if any, during the performance period (January 1, 2020 to December 31, 2020) will vest under the award at the end of the second year (December 31, 2021) and the remaining 50% of shares earned, if any, will vest under the award at the end of the third year (December 31, 2022).
The number of shares that may be earned pursuant to our 2020 PSU Awards scale from 0% to 200% of the target award, as set out in the following table:

	Below Threshold	At Threshold	Target	Maximum
Performance Multiplier	0%	50%	100%	200%
If the GAAP EPS Growth Rate achievement level falls below threshold, then the Maximum Award shall be capped at the target achievement level for the Revenue Growth Rate.
The performance multiplier for any achievement level which falls between any of the amounts set forth in the table above shall be determined by linear interpolation. Nothing greater than the Maximum Award can be earned under the Award.

In designing our 2020 equity awards, the Compensation Committee considered a competitive market analysis prepared by Compensia, reviewed various design alternatives, and held discussions with Compensia and our CEO (except with respect to his own equity awards). The Compensation Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, and the ability of existing equity holdings to satisfy our retention objectives. The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices, and the overall impact of our mix of executive equity awards, as well as awards to other employees, on executive incentives and the market value of our common stock.
Weighting of 2020 Executive Bonus Plan Performance Objectives and Award Scale

In February 2020, the Compensation Committee approved the Company’s 2020 annual cash incentive plan (the "2020 Executive Bonus Plan"), which is substantially similar to the Company’s 2019 Executive Bonus Plan. Under the 2020 Executive Bonus Plan, the annual variable cash compensation is awarded based on company-wide financial goals for Net Service Revenues and Adjusted EBITDA, excluding direct impact of any mergers or acquisition. The variable cash compensation is also based on individual and strategic performance goals, or MBOs.
The Compensation Committee considered company-wide financial performance, excluding direct impact of any mergers or acquisitions, as well as departmental and individual achievement, in assigning the weighting below to the target annual cash incentive award opportunities for our NEOs under our 2020 Executive Bonus Plan.

	Financial Objectives		Strategic Performance
Name	Net Service Revenue	Adjusted EBITDA	MBOs
Burton M. Goldfield	37.5%	37.5%	25%
Richard Beckert	37.5%	37.5%	25%
Barrett Boston	25%	25%	50%
Edward Griese	25%	25%	50%
Olivier Kohler	25%	25%	50%
Payouts under our 2020 Executive Bonus Plan could scale between 0% and 200% of an NEO's target cash incentive award opportunity as follows:

•	Net Service Revenues-For every 1.0% below the target performance level, payouts scale down by 10%, and for every 1.0% above the target performance level, payouts scale up by 6.67%;

•	Adjusted EBITDA-For every 1.0% below the target performance level, payouts scale down by 6.67%, and for every 1.0% above the target performance level, payouts scale up by 4.0%;
The following table shows the threshold, target and maximum performance levels (and the associated potential award) under our 2020 Executive Bonus Plan:

Name	% of Net Service Revenue Target	Award %	% of Adjusted EBITDA Target	Award %
Threshold	90%	0%	85%	0%
Target	100%	100%	100%	100%
Max	115%	200%	125%	200%

Employment Agreements
We have executed written employment agreements with each of our NEOs. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the NEO, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an initial equity award.
For a summary of the material terms and conditions of the employment agreement with each of our NEOs, see the section titled “- Employment Arrangements” below.
Severance/Change in Control Benefits
Each of our current executive officers are entitled to certain severance and change in control benefits pursuant to their employment agreements or under our severance benefit plans.  For a summary of the material terms and conditions the severance and change in control benefits our NEOs receive, see the section titled “- Potential Payments Upon Termination or Change in Control” below.
In February 2020, the Company and Mr. Beckert mutually agreed upon the terms of his departure. Mr. Beckert entered into a transition agreement to continue to serve in his capacity as Senior Vice President and Chief Financial Officer and to provide for an orderly transition of his duties and responsibilities, through the earlier of the commencement of his successor’s employment with the Company or May 15, 2020. Additional details are provided in the section titled “Employment Arrangements” below.
Other Compensation Policies
Stock Ownership Policy
In 2017, to further align the interests of our executives and the members of our Board with those of our stockholders, our Board adopted equity ownership guidelines for certain executive officers and members of our Board. These guidelines, as amended, require our CEO and our other officers subject to Section 16 of the Exchange Act to accumulate aggregate equity holdings equal to 500% and 100%, respectively, of their annual base salaries. Our non-employee directors are required to accumulate aggregate equity holdings equal to 500% of their annual cash retainer. Our executive officers and the members of our Board must satisfy these guidelines within the later of December 31, 2021, or within five years of the date on which they become subject to these guidelines. As of December 31, 2019, each of our directors and required officers have met their respective stock ownership requirement before their respective required timeframes. Dr. Kosecoff and Mr. Guertin joined our Board on January 15, 2020 and have until December 31, 2025 to satisfy these guidelines. Shares owned directly may be counted toward compliance with these guidelines, while vested or unvested unexercised options, unvested RSUs and PSUs, and unvested restricted stock (both time-based and performance-based) are not counted toward meeting the Ownership Guidelines.
Compensation Recovery Policy
In 2017, our Board adopted a compensation recovery, or “clawback” policy, under which we may generally seek reimbursement of cash compensation payments made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act that were based on achieving objective Company financial performance, if the covered executive engaged in fraud or intentional or unlawful misconduct that caused or otherwise materially contributed to a required restatement of our financial results, and if a lower cash payment would have been made to the covered executive based upon those restated financial results.
Such policy shall be updated to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act upon the Securities and Exchange Commission adoption of final regulations to implement this provision.

Equity Grant Policy

Generally, our Compensation Committee follows a regular pattern of granting annual or periodic “refresh” equity awards to our executive officers and certain other employees.  This process is overseen by our Compensation Committee and the timing, size and distribution of equity awards may change from year to year although they are typically awarded during the first quarter of the year.

As discussed above under the section "Information Regarding Committees of the Board of Directors-Compensation Committee Processes and Procedures," our Compensation Committee delegated to our CEO the authority, subject to certain limitations such as the maximum value for each award, to grant RSU Awards to certain employees of the Company pursuant to the terms of such policy and our equity incentive plan.  As the CEO does not have the authority under the policy to approve awards to his direct reports, awards to executives are subject to approval by our Compensation Committee, or its subcommittee the Equity Award Committee, and typically occurs in the calendar month following the executive's start date.
The price per share attributable to our equity compensation is determined by the closing price of TriNet's common stock on the date of grant. If any options are granted, they tend to be granted with an exercise price of at least equal to fair market value of grant.
Short Sales, Hedging and Pledging Policies
We have adopted a policy prohibiting our employees (including our executive officers) and members of our Board from holding Company securities in a margin account, pledging Company securities as collateral for a loan, engaging in short sales, transactions in put or call options (or other derivative securities), hedging transactions, or similar inherently speculative transactions with respect to the Company’s stock at any time, regardless of whether such individual is in possession of material nonpublic information or whether the trading window is open. These transactions often evidence an expectation that the Company’s stock will decline in value and that such directors, officers or employees do not have the same objectives as other Company stockholders. In addition, these transactions may reduce such individuals’ incentive to improve the Company’s performance or otherwise introduce at least the potential for a conflict of interest.

Tax and Accounting Considerations
Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a deduction for federal income tax purposes to any publicly traded corporation for any remuneration in excess of $1 million paid in any taxable year to certain "covered employees" with respect the year in question.
While the Compensation Committee considers the tax implications of its decisions when determining the compensation of our executives, it reserves the discretion, in its judgment, to authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
The Compensation Committee may take accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Stockholder Support for Our Executive Compensation Program
Our Board has authorized an annual stockholder advisory vote on our NEOs’ compensation as a method for engaging in regular and effective communication with our stockholders. The Compensation Committee considers the results of the advisory vote as it reviews and develops our compensation practices and policies. Approximately 99.8% of the votes cast on the stockholder advisory proposal on named executive officer compensation at our 2019 Annual Meeting of Stockholders were voted in favor of our NEO compensation. The Compensation Committee did not make any changes to the Company's executive compensation program as a result of this stockholder advisory vote.
Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Katherine August-deWilde
Michael J. Angelakis
H. Raymond Bingham
Jacqueline Kosecoff

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Related Risk
Our Board is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our employees (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2019, at the direction of the Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.

2019 Summary Compensation Table
The following table sets forth information regarding the compensation awarded to or earned by our NEOs in the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Burton M. Goldfield	2019	881,250	—	4,000,012	727,341	17,412	(4)	5,626,015
President and Chief Executive Officer	2018	808,750	—	4,000,002	1,384,000	26,224		6,218,976
	2017	751,250	—	3,248,184	1,480,000	52,216		5,531,650
Richard Beckert	2019	590,000	—	2,500,100	328,650	11,200	(5)	3,429,950
Senior Vice President and Chief Financial Officer	2018	522,500	—	1,100,077	586,000	30,370		2,238,947
	2017	364,583	—	3,000,015	572,000	53,713		3,990,311
Barrett Boston	2019	440,937	—	1,100,084	200,000	19,034	(6)	1,760,055
Senior Vice President and Chief Revenue Officer	2018	425,000	—	1,050,039	433,000	147,599		2,055,638
	2017	81,163	—	1,200,027	114,000	5,176		1,400,366
Edward Griese	2019	401,250	—	750,018	112,000	11,275	(7)	1,274,543
Senior Vice President of Insurance Services	2018	384,500	—	600,076	263,000	18,242		1,265,818
	2017	363,500	—	400,010	285,000	117,840		1,166,350
Olivier Kohler(3)	2019	537,500	—	2,500,100	342,496	417,544	(8)	3,797,640
Senior Vice President and Chief Operating Officer

(1)
Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to our NEOs for the applicable year as computed in accordance with FASB ASC 718 and based on the closing price of TriNet's common stock on the date of grant. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation from these awards to the extent they meet the vesting requirements under the awards. Assuming achievement of the performance metrics at the maximum level, the grant date fair market value of the PSU Awards would have been as follows: Mr. Goldfield, $4,000,012; Mr. Beckert, $2,500,100; Mr. Boston, $1,100,084; Mr. Griese, $750,018; and Mr. Kohler, $2,500,100. For information on the valuation assumptions used in these computations, see Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 13, 2020.

(2)	Amounts in this column represent bonuses paid under our annual cash incentive plan for performance during the applicable year. Actual payment of these amounts for 2019 occurred in 2020.

(3)	Mr. Kohler's compensation is shown for 2019 only because he was not a named executive officer in 2018 or 2017.

(4)
This amount represents: $11,200 in company 401(k) plan matching contributions; $2,683 in tax gross-up payments; $1,771 in spousal travel; $1,385 in expenses associated with the President's Club annual sales trip; $73 in personal travel expenses; and a $300 service award.

(5)	This amount represents: $11,200 in company 401(k) plan matching contributions.

(6)
This amount represents: $11,200 in company 401(k) plan matching contributions; $2,425 in tax gross-up payments; $2,267 in spousal travel; gifts valued at $1,737; and $1,406 in expenses associated with the President's Club annual sales trip.

(7)	This amount represents: $11,200 in company 401(k) plan matching contributions; and a $75 service award.

(8)
This amount represents: $400,000 in relocation assistance; $11,200 in company 401(k) plan matching contributions; $2,520 in tax gross-up payments; $1,514 in spousal travel; $1,451 in expenses associated with the President's club annual sales trip; $750 in travel-related reward redemptions; $60 in personal travel expenses; and a $50 service award.

2019 Grants of Plan-Based Awards Table
The following table provides information with regard to potential cash bonuses payable to our NEOs in 2019 under our performance-based, non-equity incentive plan and with regard to equity awards granted to each NEO under our equity incentive plans during 2019.

Name	Award Type	Grant Date							All Stock Awards: Number of Shares or Units of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Burton M. Goldfield	Cash Incentive	—	—	1,350,000	2,700,000	—	—	—	—	—
	PSUs	3/18/2019	—	—	—	—	32,394	64,788	—	2,000,006
	RSUs	3/18/2019	—	—	—	—	—	—	32,394	2,000,006
Richard Beckert	Cash Incentive	—	—	610,000	1,220,000	—	—	—	—	—
	PSUs	3/18/2019	—	—	—	—	20,247	40,494	—	1,250,050
	RSUs	3/18/2019	—	—	—	—	—	—	20,247	1,250,050
Barrett Boston	Cash Incentive	—	—	499,800	999,600	—	—	—	—	—
	PSUs	3/18/2019	—	—	—	—	8,909	17,818	—	550,042
	RSUs	3/18/2019	—	—	—	—	—	—	8,909	550,042
Edward Griese	Cash Incentive	—	—	283,500	567,000	—	—	—	—	—
	PSUs	3/18/2019	—	—	—	—	6,074	12,148	—	375,009
	RSUs	3/18/2019	—	—	—	—	—	—	6,074	375,009
Olivier Kohler	Cash Incentive	—	—	550,000	1,100,000	—	—	—	—	—
	PSUs	3/18/2019	—	—	—	—	20,247	40,494	—	1,250,050
	RSUs	3/18/2019	—	—	—	—	—	—	20,247	1,250,050

(1)
Amounts represent the range of possible cash payouts under our 2019 Executive Bonus Plan. The threshold amount that could have been earned by each NEO was 0% of the target cash incentive. The maximum amount that could have been earned by each NEO was 200% of the target cash incentive. See the section titled "2019 Executive Compensation-Weighting of 2019 Executive Bonus Plan Performance Objectives and Award Scale" in the CD&A above for more detailed information. Actual amounts received under our 2019 Executive Bonus Plan are described under the section titled "2019 Executive Compensation-Annual Cash Incentive Compensation" in the CD&A above and in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

(2)
Each of the RSUs and PSUs shown in the table were granted under, and is subject to, the terms of the TriNet Group, Inc. 2009 Equity Incentive Plan. Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value for the equity awards granted to the NEOs as computed in accordance with FASB ASC 718 and based on the closing price of TriNet's common stock on the date of grant. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of our 2019 PSU Awards is calculated at the target performance level. At the maximum performance level, the grant date fair value of our 2019 PSU Awards would be 200% of the target value. The material terms of the RSUs and PSUs granted to the Named Executive Officers are described under the section titled "2019 Executive Compensation-2019 Long-Term Equity Incentive Awards" in the CD&A above.

Outstanding Equity Awards at December 31, 2019 Table
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2019.

Name	Grant Date	Option Awards				Stock Awards
						Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
		Exercisable	Unexercisable
Burton M. Goldfield	2/11/2014	130,391(1)(2)	—	10.98	2/11/2024	—	—	—	—
	3/5/2015	86,078(3)	—	33.51	3/5/2025	—	—	—	—
	3/24/2017	—	—	—	—	17,852(5)	1,010,602	—	—
	3/8/2018	—	—	—	—	23,630(5)	1,337,694	—	—
	3/8/2018	—	—	—	—	40,130(7)	2,271,759	—	—
	3/18/2019	—	—	—	—	26,321(5)	1,490,032	__(8)	—
Richard Beckert	7/17/2017	—	—	—	—	17,041(4)	964,691	—	—
	3/8/2018	—	—	—	—	6,499(5)	367,908	—	—
	3/8/2018	—	—	—	—	11,036(7)	624,748	—	—
	3/18/2019	—	—	—	—	16,451(5)	931,291	__(8)	—
Barrett Boston	11/14/2017	—	—	—	—	12,427(4)	703,492	—	—
	3/8/2018	—	—	—	—	2,954(5)	167,226	—	—
	3/8/2018	—	—	—	—	16,052(7)	908,704	—	—
	3/18/2019	—	—	—	—	7,239(5)	409,800	__(8)	—
Edward Griese	3/10/2016	—	—	—	—	6,250(4)	353,813	—	—
	3/24/2017	—	—	—	—	2,199(5)	124,485	—	—
	3/8/2018	—	—	—	—	3,545(5)	200,682	—	—
	3/8/2018	—	—	—	—	6,020(7)	340,792	—	—
	3/18/2019	—	—	—	—	4,936(5)	279,427	__(8)	—
Olivier Kohler	5/10/2018	—	—	—	—	13,318(4)	753,932	—	—
	5/10/2018	—	—	—	—	22,616(7)	1,280,292	—	—
	3/18/2019	—	—	—	—	16,451(5)	931,291	__(8)	—

(1)
Awards were granted under our 2009 Equity Incentive Plan, and were subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the date of grant, and 1/48th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting each month thereafter.

(2)	We effected a 2-for-1 forward stock split in March 2014. Accordingly, the share totals and exercise prices shown in the table above reflect Mr. Goldfield's post-split holdings.

(3)
Awards were granted under our 2009 Equity Incentive Plan, and were subject to a four-year vesting schedule, with 1/16th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the date of grant.

(4)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the date of grant, and thereafter 1/16th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the date of grant. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”

(5)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a four-year vesting schedule, with 1/16th of the total shares subject to the award (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the award grant date, in each case subject to such NEO's continued service with TriNet through the applicable vesting date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”

(6)
The market value of the unvested shares is calculated by multiplying the number of shares by $56.61, the closing price of TriNet's common stock on December 31, 2019, the last trading day of TriNet's fiscal year.

(7)
Amounts set forth are unvested shares underlying our performance-based restricted stock awards ("PSAs"). The share amount is reported based on the number of shares earned but unvested, i.e. the shares scheduled to vest on December 31, 2020. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”

(8)
As discussed in the section "2019 Performance-based Compensation Summary" set forth in the CD&A, after review of the Company's overall financial performance, including the performance metrics applicable to the PSUs, the Compensation Committee used its authority under our equity plan and the applicable award agreements to exercise negative discretion and reduced the performance multiplier for each 2019 PSU Award to zero percent (0%), effectively canceling the 2019 PSU Awards. Our 2019 PSU Awards had a single performance period from January 1, 2019 to December 31, 2019, and, if earned, would have vested 50% on December 31, 2020 and 50% on December 31, 2021, subject to continuous service through each date.

2019 Option Exercises and Stock Vested Table
The following table shows for 2019 certain information regarding option exercises and stock awards vesting during 2019 with respect to our NEOs:

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Burton M. Goldfield	39,375	1,801,931	164,756	9,627,709
Richard Beckert	—	—	74,522	4,299,238
Barrett Boston	—	—	26,137	1,524,625
Edward Griese	—	—	42,529	2,538,980
Olivier Kohler	—	—	36,770	2,156,341

(1)
Represents the value realized based upon the difference between the sale price (for a same-day-sale transaction) on the exercise date less the exercise price of such shares multiplied by the number of shares exercised.

(2)
Represents the value realized based on the closing price of TriNet's common stock on the vesting date of such shares multiplied by the number of shares vested. For purposes of TriNet's grant date fair value calculation, we use the closing price of TriNet's common stock on the trading day prior to the vesting date.

Employment Arrangements
We currently maintain written employment agreements with all of our current NEOs. These agreements provide for “at will” employment and set forth the terms and conditions of employment of each NEO, including base salary, annual bonus opportunity, employee benefit plan participation and a recommendation for an equity award. These agreements were each subject to execution of our standard proprietary information and inventions agreement.
Pursuant to their employment agreements, each of our current NEOs is entitled to the severance and change in control payments and benefits described below under the heading “Potential Payments Upon Termination or Change in Control.”
Employment Agreement with Mr. Goldfield
We entered into an employment agreement with Mr. Goldfield in November 2009, setting forth the terms of his employment as our President and CEO. The employment agreement provides for a base salary subject to annual review and possible adjustment and a recommendation to the Board for initial equity awards. Mr. Goldfield is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals. The employment agreement also provides for severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet.
Transition Agreement with Mr. Beckert
In February 2020, the Company and Mr. Beckert mutually agreed to the terms of his departure largely consistent with the terms of the TriNet Group, Inc. Severance Benefit Plan described below. Mr. Beckert entered into a transition agreement (the “Transition Agreement”) to continue to serve in his capacity as Senior Vice President and Chief Financial Officer to provide for an orderly transition of his duties and responsibilities through the earlier of the commencement of his successor’s employment with the Company or May 15, 2020 (such earliest date, the “Transition Date”). If the Transition Date occurs before May 15, 2020, Mr. Beckert has agreed to continue with the Company as a Vice President until May 15, 2020, to assist with the transition of his duties to his successor. The Transition Agreement superseded the terms of the employment agreement that we entered into with him in March 2017.
The Transition Agreement also provides for a customary release of claims. Under the Transition Agreement, Mr. Beckert will be entitled to receive the following: (i) a lump sum cash severance payment equal to 12 months of his current base salary, (ii) if Mr. Beckert elects to continue his participation in the Company’s group health insurance plan under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 12 months; and (iii) accelerated vesting of all unvested equity awards that would have otherwise vested through and including November 15, 2020. In addition, in appreciation of Mr. Beckert’s efforts in connection with the Company’s transition to a new chief financial officer, the Company granted Mr. Beckert an annual bonus for 2020, prorated based on the number of days Mr. Beckert will be employed in 2020.
Employment Agreement with Mr. Boston
We entered into an amended employment agreement with Mr. Boston in February 2018, which amended and restated the original agreement we entered into with him in October 2017, setting forth the terms of Mr. Boston’s employment as our Senior Vice President and Chief Revenue Officer. The employment agreement was amended to provide for a recommended PSA instead of a PSU Award in 2018. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Boston is eligible to receive annual performance-based cash incentives determined by the Compensation Committee and based on the achievement of corporate and individual performance goals. Mr. Boston is entitled to severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under his respective employment agreement with the Company, which references our TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan.

Employment Agreement with Mr. Griese
We entered into an amended employment agreement with Mr. Griese in December 2016, which amended and restated the original agreement we entered into in January 2016, setting forth the terms of his employment as our Senior Vice President of Insurance Services. The employment agreement provides for base salary subject to annual review and possible adjustment and a recommendation to the Board for an initial equity award. Mr. Griese is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals. Mr. Griese is entitled to severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under his respective employment agreement with the Company, which references our TriNet Group, Inc. Severance Benefit Plan.
Employment Agreement with Mr. Kohler
We entered into an amended employment agreement with Mr. Kohler in March 2019, which amended and restated the original agreement we entered into in April 2018, setting forth the terms of his employment as our Senior Vice President and Chief Operating Officer. The employment agreement provides for base salary subject to annual review and possible adjustment and a recommendation to the Compensation Committee of an initial equity award. Mr. Kohler is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals and objectives. Mr. Kohler is entitled to severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under his respective employment agreement with the Company, which references our TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan.

Potential Payments Upon Termination or Change in Control
Our NEOs are eligible to receive severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under their respective employment agreements with the Company, some of which reference our TriNet Group, Inc. Severance Benefit Plan (for Mr. Griese, and previously for Mr. Beckert) or TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (for Messrs. Boston and Kohler).
In connection with his mutual agreement to cease employment with the Company, Mr. Beckert entered into the Transition Agreement with the Company as described in the section titled “Employment Arrangements,” in February 2020 and provided for certain payments in connection with his departure effective as of May 15, 2020. His potential payments upon termination or change in control are described below as of December 31, 2019 under his prior employment arrangement before he entered into the Transition Agreement.
Change in Control Termination
If we terminate the employment of an NEO without cause or if such executive resigns for good reason, and if the termination occurs within the 6-month period (for Mr. Goldfield), 12-month period (for Messrs. Beckert and Griese) or 18-month period (for Messrs. Boston and Kohler) following a change in control of the Company, such executive will be entitled to receive the following benefits, subject to his execution of an effective release of claims in our favor:

•	Base Salary. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Boston, Griese and Kohler) of their then-current monthly base salary;

•
Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield) or their target annual bonus for the fiscal year during which the termination occurs (for Messrs. Beckert Boston, Griese and Kohler);

•
COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Boston, Griese and Kohler) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;

•	Accelerated Equity Vesting for Time-Based Equity Awards. 100% accelerated vesting of all then-unvested time-based equity awards; and

•
Accelerated Equity Vesting for Outstanding Performance-Based Equity Awards. If a change in control occurs prior to the end of the performance period, performance criteria will be measured as of the date of the change in control based on actual performance (if capable of measurement) or at target (if not capable of measurement) and will be eligible to vest subject to continued employment. Upon a qualifying termination on or following a change in control, 100% of the unvested portion of the award that was earned (either in connection with the change in control or at an earlier time) will vest in full.

No Change in Control Termination
If we terminate the employment of an NEO without cause or if such executive resigns for good reason, such executive will be entitled to receive the following payments and benefits, subject to his execution of an effective release of claims in our favor:

•	Base Salary. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Boston, Griese and Kohler) of their then-current monthly base salary;

•	Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield);

•
COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Boston, Griese and Kohler) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;

•
Accelerated Equity Vesting for Time-Based Equity Awards. Accelerated vesting of the portion of the executive’s unvested time-based equity awards that would have vested during the 18 months (for Mr. Goldfield), 12 months (for Messrs. Boston and Kohler) or 6 months (for Messrs. Beckert and Griese) following their termination date as if employment had continued through such date; and

•
Accelerated Equity Vesting for Outstanding Performance-Based Equity Awards. If the termination occurs after the performance period and determination date, then the awards are eligible for accelerated vesting to the same extent as provided for any time-based equity awards. If the termination occurs before the determination date or the end of the performance period, then the awards are not eligible for any accelerated vesting and will be subject to forfeiture. For Mr. Goldfield, all outstanding, unvested equity awards are subject to acceleration if such equity award would have vested during the 18-month period following his termination date as if employment had continued through such date.

The amounts in the table below assumes that the NEO terminated employment from the Company as of December 31, 2019 and sets forth the estimated payments and benefits that each would have received under their employment arrangements described above.

Name	Change in Control					No Change in Control
	Salary ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)	Salary ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(3)	Total ($)
Burton M. Goldfield	1,350,000	2,076,000	31,924	9,590,696	13,048,620	1,350,000	2,076,000	31,924	5,949,485	9,407,409
Richard Beckert(4)	610,000	610,000	33,052	2,888,638	4,141,690	610,000	—	33,052	546,570	1,189,622
Barrett Boston	446,250	499,800	27,430	2,778,306	3,751,786	446,250	—	27,430	1,621,537	2,095,217
Edward Griese	405,000	283,500	28,052	1,754,457	2,471,009	405,000	—	28,052	519,567	952,619
Olivier Kohler	550,000	550,000	20,266	4,571,937	5,692,203	550,000	—	20,266	2,203,091	2,773,357

(1)
Amount only includes estimated monthly premium for continued health benefits under our existing group health insurance plans. Does not include monthly premiums for individual conversion life insurance or disability insurance policies.

(2)
Based on the fair market value of our common stock as of December 31, 2019, which was $56.61 per share. Includes a portion of the actual number of shares earned under our 2018 PSAs by our NEOs during the 2018 measurement period with 100% accelerated vesting with respect to the remaining vesting date of December 31, 2020.

(3)
Based on the fair market value of our common stock as of December 31, 2019, which was $56.61 per share. Includes a portion of the actual number of shares earned under our 2018 PSAs by our NEOs during the 2018 measurement period based on each NEO's individual vesting schedule for time-based equity awards, which resulted in Messrs. Goldfield, Boston and Kohler receiving 100% accelerated vesting with respect to the remaining vesting date of December 31, 2020.

(4)
Includes Mr. Beckert's potential payments upon termination or change in control as of December 31, 2019 under his prior employment arrangement before he entered into the Transition Agreement in February 2020.

2019 Pay Ratio Disclosure
Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following information for 2019:

•	the median of the annual total compensation of all our employees (except our CEO) was $115,507;

•	the annual total compensation of our CEO was $5,644,552; and

•	the ratio of these two amounts was 49 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating annual total compensation allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Use of Prior Year's Median Employee

For the 2019 pay ratio disclosure, we did not use the same median employee from the prior year although there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in the employee compensation arrangements that would significantly impact the identification of the median employee. Using the compensation measure used to select last year’s median employee, we identified a new median employee for 2019 (the "Median Employee").
Determination of Annual Total Compensation of our Median Employee and our CEO
We calculated the Median Employee's annual total compensation for 2019 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2019 (as set forth in the 2019 Summary Compensation Table of this Proxy Statement), adjusted to include the cost to the Company in 2019 of specified employee benefits that are provided on a non-discriminatory basis, including group health care coverage and sales referral bonuses.
Our CEO’s annual total compensation for 2019 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2019 Summary Compensation Table in this Proxy Statement, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our Median Employee. Because the group health care coverage was included, the CEO's annual total compensation for 2019 differs from the amount reported in the Summary Compensation Table.

Non-Employee Director Compensation
Non-Employee Director Compensation Policy
Our non-employee director compensation policy, adopted by our Compensation Committee in March 2015, as amended, provides that each non-employee director will receive the following cash compensation for board services:

	Chair ($)	Non-Chair Member ($)
Board
Annual Cash Retainer	75,000	50,000
Annual RSU Award (dollar value)	300,000	200,000
Meeting Fee	1,500	1,500
Committees
Audit
Annual Retainer	30,000	15,000
Meeting Fee	1,000	1,000
Compensation
Annual Retainer	30,000	15,000
Meeting Fee	1,000	1,000
Nominating and Corporate Governance
Annual Retainer	15,000	7,500
Meeting Fee	500	500
If the Board meeting and the committee meeting are on the same day, only the Board meeting fee is paid.
In addition, on the date of our first Board meeting each calendar year, starting in the year ended December 31, 2016, each of our non-employee directors is granted an RSU Award with a grant date fair value of $200,000 (or $300,000, in the case of the Chair of the Board) to be settled in shares of our common stock. These awards will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through such date.
In addition, each new non-employee director is granted an RSU Award with a grant date value of $200,000 (or $300,000, in the case of a new non-employee director to serve as Chair of the Board) to be settled in shares of our common stock upon their initial election or appointment to the Board, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the first anniversary of the date of grant of the most recent grant of the annual RSU Awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the first anniversary of the date of the most recent grant of the annual RSU Awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Mr. Goldfield does not receive separate compensation for his service on the Board.

2019 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2019 to non-employee directors who served on the Board during the year. Mr. Goldfield’s compensation is shown in the table entitled “ 2019 Summary Compensation Table" and the related tables under the section titled “2019 Executive Compensation" in the CD&A. Mr. Goldfield does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael J. Angelakis	86,000	200,010	286,010
Katherine August-deWilde	92,500	200,010	292,510
Martin Babinec	57,500	200,010	257,510
H. Raymond Bingham	95,000	200,010	295,010
Paul Chamberlain	80,500	200,010	280,510
Kenneth Goldman	80,500	200,010	280,510
David C. Hodgson	92,500	300,015	392,515
Wayne B. Lowell	95,500	200,010	295,510

(1)
The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the equity awards granted to our non-employee directors during 2019, as computed in accordance with FASB ASC 718. The grant date fair value for the RSU Awards is measured based on the closing price of TriNet’s common stock on the date of grant. The assumptions used in the calculation of these amounts are included in see Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019. As required by SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
As of December 31, 2019, each non-employee director held outstanding equity awards for the specified number of shares of our common stock: Mr. Angelakis: 4,318 unvested RSUs; Ms. August-deWilde: 4,318 unvested RSUs; Mr. Babinec: 4,318 unvested RSUs; Mr. Bingham: 4,318 unvested RSUs; Mr. Chamberlain: 4,318 unvested RSUs; Mr. Goldman: 4,318 unvested RSUs; Mr. Hodgson: 6,477 unvested RSUs; and Mr. Lowell: 20,000 outstanding stock options and 4,318 unvested RSUs.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019. As of December 31, 2019, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.
Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options and Stock Awards (#)(1)	Weighted- average Exercise Price of Outstanding Options ($)(2)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (#)(3)
Equity compensation plans approved by stockholders	1,758,485	13.92	6,344,919

(1)
Includes shares of common stock issuable pursuant to equity awards outstanding under our 2009 Equity Incentive Plan, which consists of (a) options to purchase 462,011 shares of common stock, (b) 1,112,146 shares of common stock underlying unvested RSU Awards and unvested RSAs and (c) 130,609 shares of common stock underlying unvested PSU Awards and PSAs. Also includes the number shares of common stock issuable pursuant to equity awards outstanding under our 2019 Equity Incentive Plan (the "2019 Plan"), which consists of 53,719 shares of common stock underlying unvested RSU Awards.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSU Awards, PSU Awards, RSAs and PSAs, which have no exercise price.

(3)
Includes, under the 2019 Plan, 3,162,979 shares of common stock reserved for future issuance of which 66,728 shares of common stock require re-registration on Form S-8, and, under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), 3,181,940 shares of common stock reserved for future issuance. The number of shares reserved for issuance under the 2014 ESPP will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2024, by the lesser of (a) 1% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, (b) 1,800,000 shares of common stock or (c) a number determined by the Board.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Transactions with Related Persons
We have adopted a policy under which any transaction in which the amount involved exceeds $120,000 with any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, members of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, must be presented to our Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, our Audit Committee is allowed to consider all available facts and circumstances about the transaction deemed relevant, including, but not limited to, the risks, costs and benefits to the Company, the terms of the transaction and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Transactions with Related Persons
This section describes transactions since January 1, 2019 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•	the amounts involved exceeded or are expected to exceed $120,000; and

•
the transaction involved any of our directors, executive officers or holders of more than 5% of our common stock, any member of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Audit Committee for review and consideration and were approved or ratified by the Audit Committee in accordance with our policy described above. We believe the terms of the transactions described below are on terms comparable to those we could have obtained in arm’s length dealings with unrelated third parties.

•
Based on information in a Schedule 13G filed on February 14, 2020, ArrowMark Colorado Holdings LLC and/or its affiliates (“ArrowMark”) is an owner of more than 5% of the Company’s common stock, which makes ArrowMark a "Related Person" of the Company under the Company's Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2019. ArrowMark became a customer of the Company in 2009. In 2019, ArrowMark paid the Company $1,240,956 as a customer of the Company.

•
Based on information in a Schedule 13D/A filed on March 17, 2020, AGI-T, L.P., an entity affiliated with Atairos Group, Inc., and/or its affiliates (“Atairos”) is an owner of more than 5% of the Company’s common stock, and one of our directors, Mr. Angelakis, holds an executive position with Atairos, which makes Atairos a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. Atairos become a customer of the Company in 2017. In 2019, Atairos paid the Company $533,741 as a customer of the Company.

•
Based on information in a Schedule 13G filed on February 14, 2020, Cantillon Capital Management LLC and/or its affiliates (“Cantillon”) is an owner of more than 5% of the Company’s common stock, which makes Cantillon a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. Cantillon became a customer of the Company in 2017.  In 2019, Cantillon paid the Company $668,184 as a customer of the Company.

•
One of our directors, Mr. Bingham, is a partner of Canyon Bridge Capital Partners (“Canyon Bridge”), which made Canyon Bridge a “Related Person” of the Company under the Company’s Related Person Transaction Policy. Canyon Bridge became a customer of the Company in 2017.  In 2019, Canyon Bridge paid the Company $141,142 as a customer of the Company.

•
One of our directors, Mr. Goldman, is the President of Hillspire LLC (“Hillspire”), which made Hillspire a “Related Person” of the Company under the Company’s Related Person Transaction Policy. Hillspire became a customer of the Company in 2007.  In 2019, Hillspire paid the Company $1,305,846 as a customer of the Company.

We have also entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements they may be required to pay in actions or proceedings to which they are or may be made a party by reason of their position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other 2020 Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other 2020 Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to TriNet Group, Inc., Attention: Samantha Wellington, Corporate Secretary, One Park Place, Suite 600, Dublin, California 94568 or you may reach us by telephone at 888-874-6388. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2020 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Samantha Wellington
Secretary
April 23, 2020
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 (including the financial statements and financial statements schedule) is available without charge upon written request to: Samantha Wellington, Corporate Secretary, TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

TRINET GROUP, INC.
ONE PARK PLACE, SUITE 600
DUBLIN, CA 94568

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2020. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TNET2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11983-P36540

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

TRINET GROUP, INC.

The Board of Directors recommends you vote FOR the following four nominees to hold office until the 2023 Annual Meeting of Stockholders:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Michael J. Angelakis
02) Burton M. Goldfield
03) David C. Hodgson
04) Jacqueline Kosecoff

The Board of Directors recommends you vote FOR Proposals 2 and 3.

		For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of TriNet Group, Inc.'s Named Executive Officers, as disclosed in the proxy statement.	☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as TriNet Group, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D11984-P36540

TRINET GROUP, INC.
Annual Meeting of Stockholders
June 4, 2020 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Burton M. Goldfield and Samantha Wellington, and each of them individually, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRINET GROUP, INC. that the stockholder is entitled to vote at the 2020 Annual Meeting of Stockholders, which will be held virtually at www.virtualshareholdermeeting.com/TNET2020 on Thursday, June 4, 2020, at 9:00 AM PDT and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and for such other matters as may properly come before the meeting as said proxies deem advisable. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates.

Continued and to be signed on reverse side